Exhibit (c) (4)

Project Carbon PRELIMINARY DISCUSSION MATERIALS FOR THE SPECIAL COMMITTEE SEPTEMBER 9, 2021 | CONFIDENTIAL | PRELIMINARY DRAFT

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW Table of Contents 2 Page 1. Executive Summary 3 2. Preliminary Financial Analyses Summary 6 3. Preliminary Financial Observations and Analyses 12 IWCO 13 ModusLink 25 4. Preliminary Considerations Related to Proposal 35 5. Appendices 45 Supplemental Financial Analysis Schedules 46 Form of Consideration Observations 48 6. Disclaimer 52

Page 1. Executive Summary 3 2. Preliminary Financial Analyses Summary 6 3. Preliminary Financial Observations and Analyses 12 4. Preliminary Considerations Related to Proposal 35 5. Appendices 45 6. Disclaimer 52

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW Executive Summary Proposal Overview On November 19 , 2020 , the Board of Directors of Steel Connect, Inc . (“Steel Connect”, “SC” or the “Company”) received a non - binding expression of interest from Steel Partners Holdings L . P . (“Steel Partners” or “SP”) to acquire all of the outstanding shares of SC common stock not already owned by SP (the "Proposal") for consideration consisting of an unspecified mix of cash and SP publicly traded 6 % Series A Preferred Units The Proposal indicated a per share value implied by the consideration in the range of $ 0 . 65 to $ 0 . 72 The high and low ends of the range stated in the Proposal reflect a premium of ~ 2 . 1 % and a discount of ~ 7 . 8% , respectively, in each case over the Company's closing stock price as of the unaffected date 1 The range stated in the Proposal reflects a discount of ~ 60% - 70 % relative to recent stock prices The Proposal is conditioned on approval by the Special Committee and a majority of holders of outstanding shares of SC common stock excluding SP, senior management or their respective affiliates (such holders, the “Unaffiliated Stockholders”) SP also indicated that it does not intend to sell its interest in the Company or support an alternative corporate transaction Situatio n Overview & Preliminary Observations Steel Connect’s assets consist primarily of holdings in IWCO Direct Holdings, Inc. (“IWCO”) and ModusLink Corporation (“ModusLink” or “ML”), and ~$2.1 billion of federal NOLs (~$1.8 billion of which expire in 2023) 2 IWCO and ModusLink are operated as discrete businesses with separate management teams, customer bases, operations and balance sheets (debt facilities are non - recourse and allow specified distributions to Steel Connect) ModusLink’s topline has declined at a ~10% CAGR over the last decade. An operating improvement program has recently restored profitability to the business 3 and enabled a renewed focus on topline growth, but meaningful new wins have not yet materialized IWCO is a direct mail business that consistently generated gross profits above $100mm prior to CY 2020 4 Since that time IWCO’s financial performance has come under pressure amid secular industry challenges, departures of key management and sales personnel, and ensuing customer attrition and volume reductions IWCO has launched a competitive improvement program to stabilize the business that appears to have the support of its lenders, but refinancing risk remains on its ~$365mm credit facility, which matures in December 2022 Market feedback related to a recent sales process for ModusLink and refinancing process for IWCO may provide insights on implied third - party perspectives on value Limited float / liquidity / analyst coverage, with limited capital return opportunities since 2011 Two months following announcement of the Proposal, the stock experienced particularly elevated trading volume over a 2 - day period of ~30mm shares at a $2.47 VWAP and a closing high of $2.67 (surpassing the $2.60 closing high otherwise observed over the last 5 years). Since that time (and including the 2 - day period) the stock has traded in a range of $1.49 to $2.67 5 , with an overall VWAP of $2.18, a 3 - month VWAP of $1.98 and a 1 - month VWAP of $1.78 Shareholder base with substantial retail component, with outreach by a number of investors related to the Proposal See following page for footnotes. 4

Executive Summary (cont.)

Potential Next Steps & Other Considerations	▪ Special Committee to determine whether and how to respond to the Proposal, taking into consideration the status of ongoing discussions with IWCO lenders, as well as FY 2021 results / FY 2022 budget
	▪ Preliminary observations subject to continued diligence / review of the following:
	  ▪ Final FY 2021 results for IWCO and ModusLink
	  ▪ FY 2022 budgets for IWCO and ModusLink
	  ▪ Usability of federal and state NOLs (including, but not limited to, allocations to each of IWCO and ModusLink income streams)
	  ▪ Status of discussions with IWCO lenders (financial projections assume that IWCO will be able to extend the maturity on its credit facility, but there are no guarantees it will be able to do so; inability to obtain an extension or alternative financing would result in material adverse implications for the business not reflected in the financial projections, per SC management)
	  ▪ Further consideration to factors impacted by scenarios in which IWCO does not operate as a going concern / have positive equity value including (i) potential wind-down costs incurred by SC, (ii) potential changes to corporate cost structure and (iii) usability of NOLs
	  ▪ Certain illustrative assumptions associated with the selected transactions approach
	▪ Limited observations / analyses have been conducted to date on Steel Partners

1. Based on closing price on November 19, 2020, the last trading day prior to the date in which the Proposal was publicly announced.
2. Per SC management.
3. ModusLink generated adjusted EBITDA of $34.4mm in FY 2020 and $16.9mm in FY 2021, with ML management projecting adjusted EBITDA of $21.4mm by FY 2025 based on the ML projections prepared by ML management, in consultation with SC management, as authorized by the Special Committee for Houlihan Lokey's use in these preliminary discussion materials (the "ML Projections").
4. IWCO generated adjusted EBITDA of $60.3mm in FY 2020 and $56.3mm in FY 2021, with IWCO management projecting adjusted EBITDA of $65.6mm by FY 2025 based on the IWCO projections prepared by IWCO management, in consultation with SC management, as authorized by the Special Committee for Houlihan Lokey's use in these preliminary discussion materials (the "IWCO Projections").
5. Based on closing stock prices between January 19, 2021 and September 2, 2021.
Source: SC, IWCO and ML managements, public filings, Capital IQ, Bloomberg. All FY 2021 figures preliminary.

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Page 1. Executive Summary 3 2. Preliminary Financial Analyses Summary 6 3. Preliminary Financial Observations and Analyses 12 4. Preliminary Considerations Related to Proposal 35 5. Appendices 45 6. Disclaimer 52

Overview of Approach to Preliminary Financial Analyses

(dollars in millions, unless otherwise noted)

Overview of Approach to Preliminary Financial Analyses

Component	Description / Treatment	Selected Companies Approach (Low – High)	Illustrative Selected Transactions Approach (Low – High)	Discounted Cash Flow Approach (Low – High)
IWCO & ML (General)	▪ Businesses are valued on a 'sum-of-the-parts' basis given that each unit has discrete management teams, operations and balance sheets ▪ IWCO debt facility is non-recourse and permits annual cash flow distributions to SC of up to ~$5 (not including tax distributions) ▪ ML debt facility allows ~$10 distribution to SC in FY 22, and further amendments may be sought to allow for incremental distributions, assuming sufficient cash flow generation and liquidity			
IWCO	▪ Management projections assume successful (i) implementation of competitive improvement plan ("CIP") and (ii) extension of credit facilities beyond December 2022 maturity (which may not occur, as discussions with lenders remain ongoing) ▪ Enterprise value derived using selected companies, selected transactions and discounted cash flow approaches (without giving effect to one-time CIP outlays) ▪ Equity value derived by adjusting enterprise value for ~$39 cash balance, ~$364 debt balance and ~$33 present value of one-time CIP outlays	Enterprise Value: $115.0 to $424.9 Equity Value: $0.0 to $66.3	Enterprise Value: $281.5 to $394.1 Equity Value: $0.0 to $35.4	Enterprise Value: $337.2 to $460.7 Equity Value: $0.0 to $102.0
ModusLink	▪ Enterprise value derived using selected companies, selected transactions and discounted cash flow approaches ▪ Equity value derived by adjusting enterprise value for ~$20 net cash balance	Enterprise Value: $67.7 to $106.2 Equity Value: $87.6 to $126.1	Enterprise Value: $67.7 to $101.5 Equity Value: $87.6 to $121.5	Enterprise Value: $79.5 to $103.4 Equity Value: $99.4 to $123.4
Corporate	▪ Corporate costs[1]: present value of ~$7.0-$7.5 projected annual corporate SG&A costs[2] using a discounted cash flow analysis. Corporate costs consist of: (i) ~$3.7 management & personnel expenses for time allocated specifically to corporate/accounting/audit matters; (ii) ~$1.1 board fees; (iii) ~$1.5 professional fees (legal, stock exchange) and (iv) ~$0.8 taxes and other expenses (except for illustrative selected transactions approach, which assumes corporate entity is liquidated and incurs $5 of wind-down cash outlays)	$(39.2) to $(61.0)	$(5.0)	$(39.2) to $(61.0)
	▪ Balance sheet adjustments for ~$38 cash, ~$15 convertible note[3] and ~$35 preferred stock[4] (based on higher of outstanding balance / liquidation preference or as-converted)	$(11.8)[3,4] (all approaches)		
NOLs	▪ NOLs based primarily on ~$300 of federal NOLs assumed to be utilized over 8 years per the Consolidated Projections ($1.8 billion of NOLs expire in 2023). Value ascribed to NOLs in illustrative selected transactions approach gives consideration to S382 limitations; while certain selected companies have NOLs, for conservatism full NOL value is ascribed to selected companies approach	$36.8 to $48.5	$4.2 to $4.8	$36.8 to $48.5
Litigation Settlements	▪ Per SC management, Reith litigation assumed to be settled through extinguishment of ~2.9 million shares of common stock and ~0.5 million unvested RSUs, pursuant to publicly-disclosed agreement between the parties, which remains subject to judicial review			

Note: Present values as of 9/9/21; mid-year convention applied. No weighting ascribed to any particular methodology.
1. Value ranges do not vary across methodologies since analyses are solely based on a discounted cash flow approach, except in the case of the Illustrative Selected Transactions Approach. 2. Based on SC projections prepared by SC management, as authorized by the Special Committee for Houlihan Lokey's use in these preliminary discussion materials (the "SC Projections" and, together with the ML Projections and IWCO Projections, the "Consolidated Projections"). 3. Figures shown above are illustratively based on outstanding principal balance of $14.9 million; for indications in which the conversion option is implied to be in-the-money (implied per share equity value greater than $2.37 per share), the balance sheet deduction is reduced to $0 and the diluted shares outstanding is increased by 6.3 million shares. 4. Figures shown above are illustratively based on liquidation preference of $35.0 million; for indications in which the conversion option is implied to be in-the-money (implied per share equity value greater than $1.96 per share), the balance sheet deduction is reduced to $0 and the diluted shares outstanding is increased by 17.9 million shares.
Source: Refer to pages 9-11 for additional details and sources for figures referenced above.

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CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW $1.22 $1.27 $1.26 $1.24 $1.41 $2.15 $1.69 $2.57 $2.30 $2.97 Current Stock Price [1]: $2.00 Steel Partners Proposal Price [2]: $0.65 - $0.72 $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 $4.00 Selected Companies Analysis FY 2021E Adjusted EBITDA ML: 4.0x - 6.0x IWCO: 5.0x - 7.0x Selected Companies Analysis FY 2022E Adjusted EBITDA ML: 4.0x - 6.0x IWCO: 5.0x - 7.0x Selected Companies Analysis FY 2023E Adjusted EBITDA ML: 4.0x - 6.0x IWCO: 5.0x - 7.0x Selected Transactions Analysis FY 2021E Adjusted EBITDA ML: 4.0x - 6.0x IWCO: 5.0x - 7.0x Discounted Cash Flow Analysis ML Perpetual Growth Rate: 0.0% - 2.0% ML Discount Rate: 13.0% - 15.0% IWCO Perpetual Growth Rate: 0.0% - 2.0% IWCO Discount Rate: 11.0% - 13.0% Implied Equity Value Per Share Reference Range Preliminary Financial Analyses Summary Steel Connect Implied Equity Value Per Share Reference Ranges Note: No particular weight was attributed to any analysis. 1. Based on closing stock price as of 9/2/21. 2. Steel Partners Proposal based on consideration in the form of cash and Steel Partners 6.0% Series A Preferred Units, impli ed by Steel Partners to be valued in a range of $0.65 to $0.72 per share. Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation, and Amortization, adjusted for certain non - recurring it ems. E refers to Estimated. FY refers to Fiscal Year. Source: Refer to following page for additional details and sources. Preliminary Illustrative Only NOL value reference ranges across Selected Companies and DCF approaches reflect implied per share values ranging between $0.57 and $0.81 for conservatism, and remain subject to continued review and diligence, which will likely have a downward impact on per share value reference ranges shown below – particularly in scenarios where IWCO does not have positive value 8

Preliminary Financial Analyses Summary (cont.)

Steel Connect

NOL value reference ranges across Selected Companies and DCF approaches reflect implied per share values ranging between $0.57 and $0.81 for conservatism, and remain subject to continued review and diligence, which will likely have a downward impact on per share value reference ranges shown below – particularly in scenarios where IWCO does not have positive value

(dollars and shares outstanding in millions, except per share values)

[Preliminary Illustrative Only]

	Selected Companies Analysis FY 2021E Adjusted EBITDA		Selected Companies Analysis FY 2022E Adjusted EBITDA		Selected Companies Analysis FY 2023E Adjusted EBITDA		Selected Transactions Analysis [10] [11] FY 2021E Adjusted EBITDA		Discounted Cash Flow Analysis Perpetual Growth Rate	
Implied Equity Value Reference Range - IWCO [1]	**$0.0**	**$35.4**	**$0.0**	**$0.0**	**$0.0**	**$66.3**	**$0.0**	**$35.4**	**$0.0**	**$102.0**
Implied Equity Value Reference Range - ModusLink	**$87.6**	**$121.5**	**$90.7**	**$126.1**	**$90.0**	**$125.0**	**$87.6**	**$121.5**	**$99.4**	**$123.4**
Present Value of Steel Connect Corporate Expenses [2]	(39.2)	(61.0)	(39.2)	(61.0)	(39.2)	(61.0)	(5.0)	(5.0)	(39.2)	(61.0)
Present Value of Net Operating Losses [2] [3] [4]	36.8	48.5	36.8	48.5	36.8	48.5	4.2	4.8	36.8	48.5
Steel Connect Cash and Cash Equivalents as of 7/31/2021 [5] [6]	38.1	38.1	38.1	38.1	38.1	38.1	38.1	38.1	38.1	38.1
Convertible Senior Notes as of 7/31/2021 [5] [7]	(14.9)	(14.9)	(14.9)	(14.9)	(14.9)	0.0	(14.9)	(14.9)	(14.9)	0.0
Series C Convertible Preferred Stock as of 7/31/2021 [5] [8]	(35.0)	0.0	(35.0)	(35.0)	(35.0)	0.0	(35.0)	0.0	(35.0)	0.0
Implied Total Equity Value Reference Range	**73.4**	**167.6**	**76.5**	**101.7**	**75.7**	**216.8**	**74.9**	**179.8**	**85.2**	**251.0**
Diluted Shares Outstanding [5] [9]	60.2	78.1	60.2	60.2	60.2	84.4	60.2	78.1	60.2	84.4
Implied Equity Value Per Share Reference Range	**$1.22**	**$2.15**	**$1.27**	**$1.69**	**$1.26**	**$2.57**	**$1.24**	**$2.30**	**$1.41**	**$2.97**

Note: Refer to following pages for derivation of IWCO and ML equity value reference ranges. Present value of Steel Connect corporate expenses based on the SC Projections of ~$7.0-$7.5mm of corporate expenses, tax-affected and based on a discount rate range of 11.0% to 15.0% across the selected companies and DCF approaches; selected transactions approach assumes liquidation of corporate entity and $5 million of wind-down/severance cash outlays, based on discussions with SC management.

1. *In the event that certain equity value reference range indications for IWCO are not positive, values are shown as "0" for conservatism given that IWCO debt is non-recourse. However, it is possible that SC may incur wind-down costs or otherwise use its cash balance to support IWCO activities.*
2. *Scenarios resulting in equity value for IWCO that is not positive would limit usability of NOLs and may present opportunities for a reduction in corporate costs. While factoring in such adjustments would likely result in net diminution in the low end of the implied equity value per share reference ranges shown above, given insufficient information and for conservatism, no adjustments have been made. Subject to continued review.*
3. *NOL value reference ranges subject to continued diligence and review. Reflects net present value of tax savings from federal and state NOLs. Net present value of tax savings from utilization of the Company's federal NOL balance of ~$2.1 billion (of which ~$1.8 billion expires in 2023) based on the Consolidated Projections and a discount rate range of 15.0% to 18.0%. Per SC management, state NOLs are not projected to have material value; as such, the low end of the range ascribes zero value to the state NOLs and the high end of the range ascribes $2.5mm of value to the NOLs, based on the maximum potential value per SC management. Foreign NOLs are not projected to be utilized, per SC management.*
4. *While a number of the selected companies have NOL balances that may impact their TEV/EBITDA multiples, we have added the full present value of the Company's NOLs to all of the selected companies approaches for conservatism. The value reference range for the Company's NOLs under the selected transactions analysis is illustratively based on application of S382 limitations on the ability to utilize the Company's existing NOLs; consideration was not given to potential impact of NUBIG on illustrative S382 limitation amounts, given limited applicability.*
5. *Per SC management.*
6. *Reflects corporate cash and cash equivalents held by SC as of 7/31/21; does not reflect any potential cash from settlement of Donald Reith litigation.*
7. *Reflects outstanding principal balance of Convertible Senior Notes as of 7/31/21, except for indications under which conversion option is deemed to be in-the-money (implied per share equity value greater than $2.37 per share), in which case the outstanding balance is reduced to $0 and the diluted shares outstanding figure is increased by 6.3 million shares.*
8. *Reflects liquidation preference of outstanding Series C Convertible Preferred Stock as of 7/31/21, except for indications under which conversion option is deemed to be in-the-money (implied per share equity value greater than $1.96 per share), in which case the liquidation preference is reduced to $0 and the diluted shares outstanding figure is increased by 17.9 million shares.*
9. *Based on total shares outstanding as of 7/31/21 pro forma for the impact of the pending Donald Reith litigation settlement; reflects 60.2 million common shares outstanding, plus the impact of 12.0 thousand stock options outstanding, to the extent in-the-money (based on the treasury method). Also reflects dilutive impact of Convertible Senior Notes and Series C Convertible Preferred stock to the extent in-the-money.*
10. *Illustrative selected transactions approach assumes buyers would pay SC proceeds for IWCO and ModusLink and that SC would wind down the corporate entity. For illustrative purposes, assumes NOL value reference ranges based on applying S382 limitations to existing NOL balance and assumes wind-down/severance cash outlays of $5 million, based on discussion with SC management. Subject to continued review.*
11. *For illustrative purposes, selected transactions approach that applies 5.0 – 7.0x multiple range to IWCO FY 2022 Adjusted EBITDA of $23.0 million without taking into account PV of restructuring activities would result in an implied per share value reference range of $1.24 to $1.81.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation, and Amortization, adjusted for certain non-recurring items. E refers to Estimated. FY refers to Fiscal Year.

Source: SC, IWCO and ML managements; Consolidated Projections; Capital IQ; Bloomberg; public filings.

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IWCO: Preliminary Financial Analyses Summary

(dollars in millions)

	Selected Companies Analysis			Selected Companies Analysis			Selected Companies Analysis			[Preliminary Illustrative Only] Selected Transactions Analysis			Discounted Cash Flow Analysis		
	FY 2021E Adjusted EBITDA			FY 2022E Adjusted EBITDA			FY 2023E Adjusted EBITDA			FY 2021E Adjusted EBITDA			Perpetual Growth Rate 0.0% – 2.0% Discount Rate		
Corresponding Base Amount	$56.3			$23.0			$60.7			$56.3			11.0%	–	13.0%
Selected Multiples Range	5.0x	–	7.0x	5.0x	–	7.0x	5.0x	–	7.0x	5.0x	–	7.0x			
Implied Enterprise Value Reference Range	**$281.5**	**–**	**$394.1**	**$115.0**	**–**	**$161.0**	**$303.5**	**–**	**$424.9**	**$281.5**	**–**	**$394.1**	**$337.2**	**–**	**$460.7**
Cash and Cash Equivalents as of 7/31/2021 [1]	38.8	–	38.8	38.8	–	38.8	38.8	–	38.8	38.8	–	38.8	38.8	–	38.8
Implied Total Enterprise Value Reference Range	$320.3	–	$432.9	$153.8	–	$199.8	$342.3	–	$463.8	$320.3	–	$432.9	$376.0	–	$499.5
Total Debt as of 7/31/2021 [1]	(364.3)	–	(364.3)	(364.3)	–	(364.3)	(364.3)	–	(364.3)	(364.3)	–	(364.3)	(364.3)	–	(364.3)
Present Value of Restructuring Activities [1] [2]	(32.7)	–	(33.1)	(32.7)	–	(33.1)	(32.7)	–	(33.1)	(32.7)	–	(33.1)	(32.7)	–	(33.1)
Implied Total Equity Value Reference Range [3]	**($76.8)**	**–**	**$35.4**	**($243.3)**	**–**	**($197.7)**	**($54.7)**	**–**	**$66.3**	**($76.8)**	**–**	**$35.4**	**($21.0)**	**–**	**$102.0**

1. Per SC and IWCO managements.
2. Reflects present value of cash flows related to restructuring activities in connection with the CIP at IWCO; based on discount rate range of 11.0% - 13.0%.
3. Equity value cannot equal less than zero; negative equity values are shown above for illustrative purposes to demonstrate extent to which equity is out-of-the-money.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation, and Amortization, adjusted for certain non-recurring items.
E refers to Estimated.
FY refers to Fiscal Year.
Source: SC and IWCO managements; IWCO Projections; Capital IQ; Bloomberg; public filings.

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ModusLink: Preliminary Financial Analyses Summary

(dollars in millions)

	Selected Companies Analysis FY 2021 Adjusted EBITDA			Selected Companies Analysis FY 2022E Adjusted EBITDA			Selected Companies Analysis FY 2023E Adjusted EBITDA			*[Preliminary Illustrative Only]* Selected Transactions Analysis FY 2021 Adjusted EBITDA			Discounted Cash Flow Analysis Perpetual Growth Rate 0.0% – 2.0% Discount Rate		
Corresponding Base Amount	$16.9			$17.7			$17.5			$16.9			13.0%	–	15.0%
Selected Multiples Range	4.0x	--	6.0x	4.0x	--	6.0x	4.0x	--	6.0x	4.0x	--	6.0x			
Implied Enterprise Value Reference Range	**$67.7**	--	**$101.5**	**$70.8**	--	**$106.2**	**$70.0**	--	**$105.0**	**$67.7**	--	**$101.5**	**$79.5**	--	**$103.4**
Cash and Cash Equivalents as of 7/31/2021 [1] [2]	20.1	--	20.1	20.1	--	20.1	20.1	--	20.1	20.1	--	20.1	20.1	--	20.1
Implied Total Enterprise Value Reference Range	$87.8	--	$121.6	$90.8	--	$126.2	$90.1	--	$125.1	$87.8	--	$121.6	$99.6	--	$123.5
Total Debt as of 7/31/2021 [1]	(0.1)	--	(0.1)	(0.1)	--	(0.1)	(0.1)	--	(0.1)	(0.1)	--	(0.1)	(0.1)	--	(0.1)
Implied Equity Value Reference Range	**$87.6**	--	**$121.5**	**$90.7**	--	**$126.1**	**$90.0**	--	**$125.0**	**$87.6**	--	**$121.5**	**$99.4**	--	**$123.4**

1. *Per SC and ML managements.*
2. *Per SC management, assuming the ML business continues to generate sufficient cash flows and maintain sufficient liquidity, the expectation is that ML would likely dividend to SC the remaining $10 million allowable under its existing credit facility; in addition, SC management has indicated that a portion of ML's cash and cash equivalents balance is currently offshore and would potentially be subject to repatriation tax.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation, and Amortization, adjusted for certain non-recurring items.
E refers to Estimated.
FY refers to Fiscal Year.
Source: SC and ML managements; ML Projections; Capital IQ; Bloomberg; public filings.

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Page 1. Executive Summary 3 2. Preliminary Financial Analyses Summary 6 3. Preliminary Financial Observations and Analyses 12 IWCO 13 ModusLink 25 4. Preliminary Considerations Related to Proposal 35 5. Appendices 45 6. Disclaimer 52

Page 1. Executive Summary 3 2. Preliminary Financial Analyses Summary 6 3. Preliminary Financial Observations and Analyses 12 IWCO 13 ModusLink 25 4. Preliminary Considerations Related to Proposal 35 5. Appendices 45 6. Disclaimer 52

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW IWCO has been a leader in direct mail for ~50 years Direct mail space has been undergoing secular decline, with projected CY 2020 - 2025 CAGR of ~(5)% 1 as customers continue to move towards digital and omni - channel solutions IWCO pursuing strategic repositioning initiatives given industry backdrop, but efforts have been complicated by the following factors: Substantial management team departures in CY 2020 Sales team turnover appears to have contributed to loss of a number of key customers in CY 2020 and CY 2021 Significant financial leverage limits operating flexibility and ability to invest in strategic repositioning IWCO management is implementing a competitive improvement plan (“CIP”) to stabilize the business and enhance profitability Per IWCO and Steel Connect management: Financial projections contemplate successful implementation of Phase I of the CIP (which positions IWCO as the premier digital direct mail company) with run - rate EBITDA achieved by the outer years of the projection period Financial projections do not contemplate meaningful revenue contributions or related investments in infrastructure or certain other costs associated with providing omni - channel solutions With regards to the existing credit facility, which matures in 2022: Financial projections assume that IWCO will retain sufficient liquidity to remain in compliance with the terms of its credit facility through maturity IWCO will need to refinance its credit facility (or obtain alternative financing) to continue to operate as a going concern Steel Connect / IWCO managements are in discussions with lenders regarding an amendment; lenders appear supportive of the CIP Although the financial projections assume that IWCO will be able to extend the maturity of its credit facility, there are no guarantees that IWCO will be able obtain such an extension (or alternative financing) If IWCO is not able to obtain an extension or alternative financing, there would be material adverse implications for the business not reflected in the projections Preliminary Selected Observations Related to IWCO General Observations Projections: Certain Observations & Qualifications Source: SC and IWCO managements. 1. Per S&P Kagan. The CIP is designed to achieve the following specific objectives: (i) retain profitable customers by enhancing quality of direct mail services relative to price, (ii) enhance margins through cost reduction and (iii) position IWCO to service SMEs with omni - channel offerings Key components of Phase I of the CIP include: Investments in digital presses and epic inserters to facilitate transition to fully digital production platform Consolidation from 7 to 3 facilities and substantial headcount reductions Exits from unprofitable customers One - time costs and investments are estimated at ~$35mm, with certain equipment to be furnished via operating leases Implementation of Phase I of the CIP is expected to be complete by the end of CY 2022 Competitive Improvement Plan Additional Considerations & Open Items IWCO analyses are based on a “going concern” approach, are based on financial projections, and account for one - time CIP costs/investments If IWCO does not operate as a going concern and/or does not have positive equity value, the following factors need to be further evaluated: (i) wind - down costs to / other cash outlays by Steel Connect; (ii) potential changes to the corporate cost structure; and (iii) usability of existing NOLs (and would likely result in a downward revision to preliminary indications shown) FY 2021 results are shown on a preliminary basis and will be finalized towards the end of September IWCO management is preparing its FY 2022 budget, which will be finalized towards the end of September Discussions with lenders around an extension and IWCO goodwill impairment testing remain underway 14

IWCO: Historical and Projected Financial Observations

(dollars in millions)

		Fiscal Year Ended July 31,			Fiscal Year Ending July 31,				CAGR	CAGR
		2019	2020	2021E	2022E	2023E	2024E	2025E	2019 to 2021	2021 to 2025E
A	**Revenue**	**$486.9**	**$444.4**	**$389.8**	**$263.0**	**$279.4**	**$294.8**	**$309.5**	**-10.5%**	**-5.6%**
	Growth %		*-8.7%*	*-12.3%*	*-32.5%*	*6.2%*	*5.5%*	*5.0%*		
B	Cost of Sales (Goods Sold)	(372.7)	(345.2)	(303.6)	(208.5)	(189.4)	(200.9)	(213.2)		
	Gross Profit	$114.2	$99.2	$86.3	$54.5	$90.0	$93.9	$96.3		
	Margin %	*23.5%*	*22.3%*	*22.1%*	*20.7%*	*32.2%*	*31.9%*	*31.1%*		
	Selling, General, and Administrative [1]	(124.6)	(87.5)	(96.0)	(75.6)	(70.2)	(64.1)	(66.0)		
	Depreciation and Amortization	46.9	46.2	37.1	31.0	33.1	34.2	35.3		
	Total Adjustments [2]	32.5	2.4	28.9	13.1	7.9	0.0	0.0		
B	**Adjusted EBITDA**	**$69.0**	**$60.3**	**$56.3**	**$23.0**	**$60.7**	**$64.0**	**$65.6**	**-9.7%**	**3.9%**
	Margin %	*14.2%*	*13.6%*	*14.4%*	*8.7%*	*21.7%*	*21.7%*	*21.2%*		
	Growth %		*-12.7%*	*-6.6%*	*-59.2%*	*164.0%*	*5.4%*	*2.6%*		
	Depreciation and Amortization	(46.9)	(46.2)	(37.1)	(31.0)	(33.1)	(34.2)	(35.3)		
	Adjusted EBIT	**$22.1**	**$14.0**	**$19.2**	**($8.0)**	**$27.7**	**$29.8**	**$30.3**	**-6.9%**	**12.1%**
	Margin %	*4.5%*	*3.2%*	*4.9%*	*-3.0%*	*9.9%*	*10.1%*	*9.8%*		
	Growth %		*-36.6%*	*36.7%*	*NMF*	*NMF*	*7.7%*	*1.7%*		

2. Total Adjustments:

	2019	2020	2021E	2022E	2023E	2024E	2025E
Loss on Sale of Long-lived Assets	*0.4*	*0.4*	*0.0*	*0.0*	*0.0*	*0.0*	*0.0*
Adjustments related to tax liabilities	*32.1*	*1.9*	*0.0*	*0.0*	*0.0*	*0.0*	*0.0*
Impairment of long-lived assets	*0.0*	*0.0*	*25.9*	*0.0*	*0.0*	*0.0*	*0.0*
Restructuring Expenses	*0.0*	*0.0*	*3.0*	*13.1*	*7.9*	*0.0*	*0.0*
Other	*0.1*	*0.0*	*0.0*	*0.0*	*0.0*	*0.0*	*0.0*
Total Adjustments	***$32.5***	***$2.4***	***$28.9***	***$13.1***	***$7.9***	***$0.0***	***$0.0***

Restructuring Activities Detail

	Fiscal Year Ending July 31,			
C **Restructuring Activities Detail**	2022E	2023E	2024E	2025E
Lease Buyout Payments	$0.0	($5.2)	$0.0	$0.0
Severance and Retention	(7.1)	(2.5)	0.0	0.0
Professional Fees and Other One-Time Costs	(6.0)	(0.2)	0.0	0.0
Total Restructuring Expenses	($13.1)	($7.9)	$0.0	$0.0
Purchase of Capital Equipment	(14.2)	0.0	0.0	0.0
Capital Lease Payments	(2.1)	(1.8)	(1.8)	(0.1)
Proceeds from Equipment Sales and Inventory Reduction	2.0	3.2	0.0	0.0
Total Restructuring Cash Flows	**($27.4)**	**($6.4)**	**($1.8)**	**($0.1)**

Selected Commentary

A Revenues declined in FY20 as a result of industry headwinds, including COVID-related impacts; revenues are projected to continue declining in FY21 and FY22, including as a result of material customer attrition and certain strategic exits, before stabilizing in the outer years of the projection period

B Significant margin improvements are projected to result from both cost-cutting initiatives and the exiting of certain lower margin customer accounts

C One-time CIP Phase I implementation outlays of ~$35mm are projected, with purchase of equipment, severance payments and facility closure costs comprising key expenditures. CIP assumptions include: (i) certain equipment is furnished through operating leases due to credit facility compliance requirements; (ii) direct mail optimization program is completed and (iii) no significant investments made in omni-channel infrastructure

1. SG&A burdened with $1.3 million paid to Steel Connect in connection with allocation of time of shared personnel to IWCO, but excludes the remaining portion of the $5.0 million distribution payable to Steel Connect pursuant to the existing credit facility. Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items. Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items. CAGR refers to Compound Annual Growth Rate. E refers to Estimated. FY refers to Fiscal Year. NMF refers to Not Meaningful Figure. Source: SC and IWCO managements; historical figures per SC and IWCO managements and public filings; projected figures per IWCO Projections.

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HOULIHAN LOKEY | 15

IWCO Revenue Observations and Industry Trends

IWCO figures on the pages that follow are presented on a calendar year basis, consistent with how IWCO management has historically prepared detailed figures. These figures will differ from certain pages that are presented based on the Company's fiscal year end of July 31.

IWCO Revenue vs. Direct Mail Advertising Market Performance

(Revenue dollars in millions; Industry dollars in billions)

Revenue CAGRs	IWCO Revenue	Industry[1]
CY 2011 – CY 2019	3.1%	-1.8%
CY 2019 – CY 2020	-16.9%	-23.1%
CY 2020 – CY 2025E	-5.0%	-4.9%
CY 2020 – CY 2022E	-21.6%	-4.1%
CY 2022E – CY 2025E	8.0%	-5.4%



IWCO
Industry[1]
$45
$44
$43
$42
$41
$42
$39
$40
$39
$30
$29
$28
$26
$25
$23
$386
$333
$369
$400
$444
$443
$484
$492
$491
$408
$348
$251
$288
$301
$316
CY 2011
CY 2012
CY 2013
CY 2014
CY 2015
CY 2016
CY 2017
CY 2018
CY 2019
CY 2020
CY 2021E
CY 2022E
CY 2023E
CY 2024E
CY 2025E

U.S. Offline Advertising & Marketing Spend[2]

(dollars in billions)



CY 2018 – CY 2021E CAGR: (9%)
$233
$223
$172
$176
CY 2018
CY 2019
CY 2020
CY 2021E

U.S. Online Advertising & Marketing Spend[2]

(dollars in billions)



CY 2018 – CY 2021E CAGR: 16%
$128
$156
$157
$198
CY 2018
CY 2019
CY 2020
CY 2021E

1. Reflects Direct Mail Industry Advertising Revenue per S&P Kagan. 2. Per Winterberry studies provided by SC management. CAGR refers to Compound Annual Growth Rate. CY refers to Calendar Year. E refers to Estimated. Source: SC and IWCO managements, Public filings, S&P Kagan, Winterberry, historical figures per SC and IWCO managements and public filings; projected figures per IWCO Projections.

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HOULIHAN LOKEY | 16

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW Gross Profit (dollars in millions) IWCO Profitability Observations Note: IWCO figures shown above are presented on a calendar year basis; these figures will differ from certain pages that are pre sented based on the Company’s fiscal year end of July 31. CY refers to Calendar Year. E refers to Estimated. Source: Historical figures per SC and IWCO managements and public filings; projected figures per IWCO Projections. Gross Profit Gross Margin % / / 10 - Year Average Historical Figures: Gross Profit: $104.7 Gross Margin: 24.6% $104 $74 $88 $102 $121 $115 $128 $117 $109 $89 $72 $68 $96 $98 $102 27% 22% 24% 26% 27% 26% 26% 24% 22% 22% 21% 27% 33% 33% 32% CY 2011 CY 2012 CY 2013 CY 2014 CY 2015 CY 2016 CY 2017 CY 2018 CY 2019 CY 2020 CY 2021E CY 2022E CY 2023E CY 2024E CY 2025E 17

IWCO CY 2020 to CY 2022E Revenue Bridge

(dollars in millions)



Lost business to competitor and/or cost-cutting measures put in place
$408.2
($38.9)
($27.7)
($27.5)
($16.8)
($13.5)
($11.3)
$7.5
($26.5)
$250.8
Decision to exit business due to low margins
CY 2020
Customer A
Customer B
Customer C
Customer D
Customer E
Customer F
Total Customer Increases [1]
Other Net Customer Declines
CY 2022E
Revenues Projected to be Lost by End of CY 2021E
Incremental Revenues Projected to be Lost By End of CY 2022E

Note: IWCO figures shown above are presented on a calendar year basis; these figures will differ from certain pages that are presented based on the Company's fiscal year end of July 31.
1. Reflects aggregate revenue increases from four of IWCO's top customers that are expected to experience revenue increases between CY 2020 and CY 2022E.
CY refers to Calendar Year. E refers to Estimated.
Source: SC and IWCO managements, IWCO Projections.

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HOULIHAN LOKEY | 18

IWCO: Preliminary Selected Companies Analysis

(dollars in millions, except per share values)

Selected Company	Share Price [2]	Equity Market Value [2,3]	Enterprise Value [2,3]	Enterprise Value [1] to Adjusted EBITDA FY 2021E [4]	FY 2022E [5]	FY 2023E [5]
Printing Services						
Cimpress plc	$96.61	2,574.5	4,052.7	13.2x	10.7x	9.8x
Dai Nippon Printing Co., Ltd.	$24.18	6,759.6	5,760.1	5.5x	5.7x	5.4x
Deluxe Corporation	$39.39	1,724.3	3,394.6	9.0x	7.9x	7.4x
Ennis, Inc.	$19.39	508.5	427.1	7.3x	*NA*	*NA*
Kyodo Printing Co., Ltd.	$23.99	198.7	309.7	5.3x	*NA*	*NA*
Quad/Graphics, Inc.	$4.16	245.0	997.8	4.1x	*NA*	*NA*
R. R. Donnelley & Sons Company	$4.87	371.7	1,689.9	4.7x	4.3x	*NA*
Toppan Inc.	$17.58	5,994.3	5,254.5	4.4x	4.7x	*NA*
Transcontinental Inc.	$19.28	1,678.2	2,237.9	5.9x	6.0x	6.0x
Low				4.1x	4.3x	5.4x
High				13.2x	10.7x	9.8x
Median				5.5x	5.8x	6.7x
Mean				6.6x	6.5x	7.1x
Diversified Marketing Services						
Cheil Worldwide Inc.	$20.55	$2,081.5	$1,701.7	7.6x	6.7x	6.2x
Dentsu Group Inc.	$37.50	10,550.8	11,662.3	6.8x	6.4x	6.3x
Omnicom Group Inc.	$74.34	16,204.3	18,921.4	8.8x	8.1x	7.8x
Publicis Groupe S.A.	$67.43	17,012.6	18,542.8	7.0x	6.7x	6.5x
The Interpublic Group of Companies, Inc.	$37.51	14,779.6	16,027.3	9.5x	9.4x	9.1x
WPP plc	$13.81	15,984.7	18,550.1	7.7x	6.7x	6.1x
Low				6.8x	6.4x	6.1x
High				9.5x	9.4x	9.1x
Median				7.6x	6.7x	6.4x
Mean				7.9x	7.3x	7.0x
All Selected Companies						
Low				4.1x	4.3x	5.4x
High				13.2x	10.7x	9.8x
Median				7.0x	6.7x	6.4x
Mean				7.1x	6.9x	7.1x

Note: No company used in this analysis for comparative purposes is identical to IWCO.

1. *Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.*
2. *Based on closing prices as of 9/2/21.*
3. *Based on diluted shares.*
4. *FY 2021E multiples based on reported LTM June 2021 financials for all of the selected companies, except for Ennis, Inc. and Transcontinental Inc., whose financials have been calendarized to IWCO's fiscal year end of July 31.*
5. *Multiples based on forward looking financial information have been calendarized to IWCO's fiscal year end of July 31 for all of the selected companies, except for Cimpress plc whose fiscal year end is June 30.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items; E refers to Estimated; FY refers to Fiscal Year; NA refers to Not Available.

Source: Bloomberg, Capital IQ and public filings.

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HOULIHAN LOKEY | 19

IWCO: Preliminary Selected Benchmarking Data

Size (LTM Revenue, millions)	
Printing Services	
Toppan Inc.	$13,470.8
Dai Nippon Printing Co., Ltd.	$12,217.6
R. R. Donnelley & Sons Company	$4,858.5
Quad/Graphics, Inc.	$2,922.3
Cimpress plc	$2,592.5
Deluxe Corporation	$2,066.3
Transcontinental Inc.	$1,981.9
Kyodo Printing Co., Ltd.	$816.3
IWCO	**$389.8**
Ennis, Inc.	$365.9
Diversified Marketing Services	
WPP plc	$17,358.5
Omnicom Group Inc.	$13,962.1
Publicis Groupe S.A.	$11,707.0
Dentsu Group Inc.	$8,845.2
The Interpublic Group of Companies, Inc.	$8,536.3
Cheil Worldwide Inc.	$2,513.5
IWCO	**$389.8**

Size [1] (Enterprise Value as of 9/2/21, millions)	
Printing Services	
Dai Nippon Printing Co., Ltd.	$5,711.8
Toppan Inc.	$5,198.7
Cimpress plc	$4,052.7
Deluxe Corporation	$3,394.6
Transcontinental Inc.	$2,237.9
R. R. Donnelley & Sons Company	$1,689.9
Quad/Graphics, Inc.	$997.8
Ennis, Inc.	$427.1
Kyodo Printing Co., Ltd.	$308.6
Diversified Marketing Services	
Omnicom Group Inc.	$18,921.4
WPP plc	$18,550.1
Publicis Groupe S.A.	$18,542.8
The Interpublic Group of Companies, Inc.	$16,027.3
Dentsu Group Inc.	$11,598.4
Cheil Worldwide Inc.	$1,631.7

Revenue Growth (FY 2019 to FY 2021E Revenue)	
Printing Services	
Deluxe Corporation	0.1%
Toppan Inc.	-0.3%
Dai Nippon Printing Co., Ltd.	-2.1%
Cimpress plc	-2.1%
Ennis, Inc.	-5.2%
R. R. Donnelley & Sons Company	-6.8%
Transcontinental Inc.	-9.2%
IWCO	**-10.5%**
Quad/Graphics, Inc.	*NA*
Kyodo Printing Co., Ltd.	*NA*
Diversified Marketing Services	
Publicis Groupe S.A.	3.1%
The Interpublic Group of Companies, Inc.	2.0%
Dentsu Group Inc.	-2.9%
Omnicom Group Inc.	-4.2%
WPP plc	-5.6%
Cheil Worldwide Inc.	-7.5%
IWCO	**-10.5%**

Revenue Growth (FY 2021E to FY 2022E Revenue)	
Printing Services	
Cimpress plc	7.0%
Deluxe Corporation	4.0%
R. R. Donnelley & Sons Company	2.4%
Dai Nippon Printing Co., Ltd.	1.9%
Transcontinental Inc.	0.8%
Toppan Inc.	-0.3%
IWCO	**-32.5%**
Quad/Graphics, Inc.	*NA*
Ennis, Inc.	*NA*
Kyodo Printing Co., Ltd.	*NA*
Diversified Marketing Services	
Cheil Worldwide Inc.	9.7%
The Interpublic Group of Companies, Inc.	8.5%
Dentsu Group Inc.	5.3%
Publicis Groupe S.A.	4.5%
Omnicom Group Inc.	4.3%
WPP plc	-0.4%
IWCO	**-32.5%**

Revenue Growth (FY 2021E to FY 2023E Revenue)	
Printing Services	
Cimpress plc	6.2%
Deluxe Corporation	4.7%
Dai Nippon Printing Co., Ltd.	2.0%
Transcontinental Inc.	0.6%
Toppan Inc.	0.2%
IWCO	**-15.3%**
Quad/Graphics, Inc.	*NA*
R. R. Donnelley & Sons Company	*NA*
Ennis, Inc.	*NA*
Kyodo Printing Co., Ltd.	*NA*
Diversified Marketing Services	
Cheil Worldwide Inc.	8.2%
The Interpublic Group of Companies, Inc.	6.3%
Dentsu Group Inc.	5.2%
Publicis Groupe S.A.	3.8%
Omnicom Group Inc.	3.3%
WPP plc	1.4%
IWCO	**-15.3%**

Adjusted EBITDA Growth (FY 2019 to FY 2021E Adjusted EBITDA)	
Printing Services	
Cimpress plc	9.4%
R. R. Donnelley & Sons Company	4.8%
Dai Nippon Printing Co., Ltd.	2.7%
Toppan Inc.	0.3%
Transcontinental Inc.	-1.0%
Deluxe Corporation	-8.3%
IWCO	**-9.7%**
Quad/Graphics, Inc.	*NA*
Ennis, Inc.	*NA*
Kyodo Printing Co., Ltd.	*NA*
Diversified Marketing Services	
WPP plc	15.5%
Cheil Worldwide Inc.	13.5%
The Interpublic Group of Companies, Inc.	12.7%
Omnicom Group Inc.	8.7%
Dentsu Group Inc.	7.0%
Publicis Groupe S.A.	4.4%
IWCO	**-9.7%**

Adjusted EBITDA Growth (FY 2021E to FY 2022E Adjusted EBITDA)	
Printing Services	
Deluxe Corporation	9.5%
Cimpress plc	9.4%
R. R. Donnelley & Sons Company	4.8%
Dai Nippon Printing Co., Ltd.	2.7%
Toppan Inc.	0.3%
Transcontinental Inc.	-1.0%
IWCO	**-59.2%**
Quad/Graphics, Inc.	*NA*
Ennis, Inc.	*NA*
Kyodo Printing Co., Ltd.	*NA*
Diversified Marketing Services	
WPP plc	15.5%
Cheil Worldwide Inc.	13.5%
The Interpublic Group of Companies, Inc.	12.7%
Omnicom Group Inc.	8.7%
Dentsu Group Inc.	7.0%
Publicis Groupe S.A.	4.4%
IWCO	**-59.2%**

Adjusted EBITDA Growth (FY 2021E to FY 2023E Adjusted EBITDA)	
Printing Services	
Cimpress plc	8.9%
Deluxe Corporation	8.0%
Dai Nippon Printing Co., Ltd.	4.2%
IWCO	**3.8%**
Transcontinental Inc.	-0.8%
Quad/Graphics, Inc.	*NA*
R. R. Donnelley & Sons Company	*NA*
Ennis, Inc.	*NA*
Kyodo Printing Co., Ltd.	*NA*
Toppan Inc.	*NA*
Diversified Marketing Services	
WPP plc	12.0%
Cheil Worldwide Inc.	10.8%
The Interpublic Group of Companies, Inc.	7.9%
Omnicom Group Inc.	6.2%
Dentsu Group Inc.	4.4%
Publicis Groupe S.A.	3.9%
IWCO	**3.8%**

Note: No company shown for comparative purposes is identical to IWCO.
1. Based on public trading prices of common stock.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
E refers to Estimated.
FY refers to Fiscal Year.
LTM refers to the most recently completed 12-month period for which financial information has been made public, other than for IWCO, in which case LTM refers to Latest 12 Months.
NA refers to Not Available.
Sources: Bloomberg, Capital IQ, SC and IWCO managements, IWCO Projections and public filings.

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HOULIHAN LOKEY | 20

IWCO: Preliminary Selected Benchmarking Data (cont.)

Profitability (FY 2021E Adjusted EBITDA to FY 2021E Revenue)	
Printing Services	
Deluxe Corporation	19.6%
Transcontinental Inc.	18.7%
Ennis, Inc.	15.7%
IWCO	**14.4%**
Cimpress plc	13.3%
Toppan Inc.	8.4%
Dai Nippon Printing Co., Ltd.	8.1%
R. R. Donnelley & Sons Company	7.7%
Quad/Graphics, Inc.	NA
Kyodo Printing Co., Ltd.	NA
Diversified Marketing Services	
Publicis Groupe S.A.	22.2%
Dentsu Group Inc.	19.0%
The Interpublic Group of Companies, Inc.	17.4%
Omnicom Group Inc.	15.6%
WPP plc	14.9%
IWCO	**14.4%**
Cheil Worldwide Inc.	8.8%

Profitability (FY 2022E to FY 2023E Average Adjusted EBITDA Margin)	
Printing Services	
IWCO [1]	**21.7%**
Deluxe Corporation	20.8%
Transcontinental Inc.	18.3%
Cimpress plc	13.8%
Dai Nippon Printing Co., Ltd.	8.3%
R. R. Donnelley & Sons Company	7.9%
Ennis, Inc.	NA
Toppan Inc.	NA
Quad/Graphics, Inc.	NA
Kyodo Printing Co., Ltd.	NA
Diversified Marketing Services	
Publicis Groupe S.A.	22.2%
IWCO [1]	**21.7%**
Dentsu Group Inc.	19.0%
The Interpublic Group of Companies, Inc.	18.0%
WPP plc	17.7%
Omnicom Group Inc.	16.3%
Cheil Worldwide Inc.	9.2%

Profitability (FY 2021E Adjusted EBIT to FY 2021E Revenue)	
Printing Services	
Deluxe Corporation	19.6%
Transcontinental Inc.	18.7%
Ennis, Inc.	15.7%
Cimpress plc	13.3%
Toppan Inc.	8.4%
Dai Nippon Printing Co., Ltd.	8.1%
R. R. Donnelley & Sons Company	7.7%
IWCO	**4.9%**
Quad/Graphics, Inc.	NA
Kyodo Printing Co., Ltd.	NA
Diversified Marketing Services	
Publicis Groupe S.A.	22.2%
Dentsu Group Inc.	19.0%
The Interpublic Group of Companies, Inc.	17.4%
Omnicom Group Inc.	15.6%
WPP plc	14.9%
Cheil Worldwide Inc.	8.8%
IWCO	**4.9%**

Profitability (FY 2022E to FY 2023E Average Adjusted EBIT Margin)	
Printing Services	
Deluxe Corporation	19.6%
Transcontinental Inc.	18.7%
Ennis, Inc.	15.7%
Cimpress plc	13.3%
IWCO [1]	**9.9%**
Toppan Inc.	8.4%
Dai Nippon Printing Co., Ltd.	8.1%
R. R. Donnelley & Sons Company	7.7%
Quad/Graphics, Inc.	NA
Kyodo Printing Co., Ltd.	NA
Diversified Marketing Services	
Publicis Groupe S.A.	22.2%
Dentsu Group Inc.	19.0%
The Interpublic Group of Companies, Inc.	17.4%
Omnicom Group Inc.	15.6%
WPP plc	14.9%
IWCO [1]	**9.9%**
Cheil Worldwide Inc.	8.8%

Relative Depreciation (LTM Depr. to LTM Adjusted EBITDA)	
Printing Services	
Ennis, Inc.	31.3%
Deluxe Corporation	35.0%
R. R. Donnelley & Sons Company	38.5%
Transcontinental Inc.	44.3%
Dai Nippon Printing Co., Ltd.	45.1%
Toppan Inc.	49.0%
Cimpress plc	56.4%
IWCO	**65.9%**
Quad/Graphics, Inc.	69.0%
Kyodo Printing Co., Ltd.	92.6%
Diversified Marketing Services	
Omnicom Group Inc.	10.0%
Cheil Worldwide Inc.	10.3%
WPP plc	14.8%
The Interpublic Group of Companies, Inc.	16.8%
Publicis Groupe S.A.	21.4%
Dentsu Group Inc.	43.9%
IWCO	**65.9%**

Internal Investment (LTM Capital Expenditures to LTM Revenue)	
Printing Services	
Ennis, Inc.	0.9%
IWCO	**1.1%**
Cimpress plc	1.5%
R. R. Donnelley & Sons Company	1.6%
Quad/Graphics, Inc.	1.7%
Transcontinental Inc.	3.2%
Dai Nippon Printing Co., Ltd.	3.8%
Toppan Inc.	3.8%
Deluxe Corporation	4.0%
Kyodo Printing Co., Ltd.	7.1%
Diversified Marketing Services	
Cheil Worldwide Inc.	0.3%
Omnicom Group Inc.	0.5%
IWCO	**1.1%**
Publicis Groupe S.A.	1.4%
WPP plc	1.7%
The Interpublic Group of Companies, Inc.	1.8%
Dentsu Group Inc.	2.2%

Note: No company shown for comparative purposes is identical to IWCO.
1. IWCO Margin based on FY 2023E.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items.
Depr. refers to Depreciation.
E refers to Estimated.
LTM refers to the most recently completed 12-month period for which financial information has been made public, other than for IWCO, in which case LTM refers to Latest 12 Months.
NA refers to Not Available.
Sources: Bloomberg, Capital IQ, SC and IWCO managements, IWCO Projections and public filings.

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HOULIHAN LOKEY | 21

IWCO: Preliminary Selected Transactions Analysis

Printing Services

(dollars in millions)

Announced	Effective	Target	Acquiror	Transaction Value [1]	Transaction Value / LTM Adjusted EBITDA [2]	LTM Adjusted EBITDA Margin % [2]
Printing Services						
7/16/2020	10/1/2020	InnerWorkings, Inc.	HH Global Limited	$253.1	6.8x	3.5%
2/26/2019	7/2/2019	Multi-Color Corporation	WS Packaging Group, Inc.	$2,520.1	8.8x	16.5%
10/23/2018	12/10/2018	Communisis plc	Output Services Group, Inc.	$224.7	5.9x	8.0%
2/15/2017	3/27/2017	The Garvey Group, LLC and Graphic Tech LLC	IntegraColor, LLC (nka:Orora Visual LLC)	$54.0	5.8x	10.3%
12/15/2016	1/5/2017	Register Print Group Inc.	IntegraColor, LLC (nka:Orora Visual LLC)	$44.0	5.8x	18.1%
12/1/2014	6/8/2015	Courier Communications LLC	R. R. Donnelley & Sons Company	$307.5	8.4x	13.3%
10/24/2013	1/31/2014	Consolidated Graphics, Inc.	R. R. Donnelley & Sons Company	$702.2	5.5x	12.2%
Low				$44.0	5.5x	3.5%
High				$2,520.1	8.8x	18.1%
Median				$253.1	5.9x	12.2%
Mean				$586.5	6.7x	11.7%

Acquisition of IWCO

Announced	Effective	Target	Acquiror	Transaction Value [1]	Transaction Value / LTM Adjusted EBITDA [2]	LTM Adjusted EBITDA Margin % [2]
12/18/2017	12/15/2017	IWCO Direct	ModusLink Global Solutions, Inc.	$476.0	5.8x	17.5%

Note: No company used in this analysis for comparative purposes is identical to IWCO, and no transaction used in this analysis for comparative purposes is identical to the Proposal.
1. Transaction Value refers to the implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of the announcement.
2. Based on reported metric for the most recent LTM period for which information was made public prior to the announcement of the transaction.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
Sources: Capital IQ, public filings, press releases.

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IWCO: Preliminary Selected Transactions Analysis (cont.)

Diversified Marketing Services

(dollars in millions)

Announced	Effective	Target	Acquiror	Transaction Value [1]	Transaction Value / LTM Adjusted EBITDA [2]	LTM Adjusted EBITDA Margin % [2]
Diversified Marketing Services						
6/28/2021	Pending	ZetaDisplay AB	Alpha Acquisition AB	$109.1	16.5x	15.0%
12/21/2020	8/2/2021	MDC Partners Inc.	Stagwell Media LP ; The Stagwell Group LLC	$1,201.4	9.2x	10.5%
2/25/2020	4/27/2020	Growww Media Co., Ltd.	Hakuhodo Zeta Inc.	$96.0	6.2x	11.7%
12/10/2019	4/20/2020	Sanoma Media Netherlands	DPG Media	$510.4	6.5x	19.7%
10/8/2019	10/25/2019	Firewood Marketing, Inc.	MediaMonks	$150.0	13.2x	NA
4/14/2019	7/2/2019	Epsilon Data Management, LLC	Publicis Groupe Holdings B.V.; MMS USA Investments, Inc.	$4,400.0	8.2x	28.2%
12/4/2018	12/24/2018	MightyHive, Inc.	S4 Capital plc	$150.0	13.5x	27.3%
10/31/2018	11/2/2018	Eleven Inc.	Vision 7 Communications U.S. Inc.	$30.0	NA	NA
1/2/2018	4/1/2018	Daehong Communications Inc.	LOTTE Corporation	$208.6	5.5x	9.7%
12/22/2017	8/24/2018	Goldbach Group AG	Tamedia AG	$180.7	4.8x	7.4%
10/2/2017	12/7/2017	Asatsu-DK Inc	Bain Capital Private Equity, LP	$1,186.5	17.3x	2.2%
5/11/2017	7/3/2017	Havas SA	Vivendi SA	$4,069.8	9.9x	16.6%
2/20/2017	4/12/2017	SinnerSchrader Aktiengesellschaft	Accenture Holding GmbH & Co. KG	$103.4	16.9x	NA
11/17/2016	12/23/2016	Creston plc	RedWhiteBlue Champion Limited	$89.3	5.5x	12.0%
8/3/2016	9/27/2016	Sizmek Inc	Vector Capital	$76.8	8.8x	4.7%
Low				$30.0	4.8x	2.2%
High				$4,400.0	17.3x	28.2%
Median				$150.0	9.0x	11.8%
Mean				$837.5	10.1x	13.7%

Note: No company used in this analysis for comparative purposes is identical to IWCO, and no transaction used in this analysis for comparative purposes is identical to the Proposal.
1. Transaction Value refers to the implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of the announcement.
2. Based on reported metric for the most recent LTM period prior to the announcement of the transaction.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
NA refers to Not Available.
Sources: Capital IQ, public filings, press releases.

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IWCO: Preliminary Discounted Cash Flow Analysis

(dollars in millions)

	Projected Fiscal Year Ending July 31,				Terminal Value Assumptions
	2022E	2023E	2024E	2025E	
Revenue	$263.0	$279.4	$294.8	$309.5	$309.5
Growth %	*-32.5%*	*6.2%*	*5.5%*	*5.0%*	
Cost of Sales (Goods Sold)	(208.5)	(189.4)	(200.9)	(213.2)	(203.1)
Selling, General, and Administrative	(75.6)	(70.2)	(64.1)	(66.0)	(48.8)
Depreciation and Amortization (Book Basis)	31.0	33.1	34.2	35.3	8.0
Total Adjustments	13.1	7.9	0.0	0.0	0.0
Adjusted EBITDA	**$23.0**	**$60.7**	**$64.0**	**$65.6**	**$65.6**
Margin %	*8.7%*	*21.7%*	*21.7%*	*21.2%*	*21.2%*
Total Adjustments	(13.1)	(7.9)	0.0	0.0	0.0
Depreciation and Amortization (Tax Basis) [1]	(13.8)	(13.8)	(13.8)	(12.4)	(8.0)
Taxable EBIT	**($3.9)**	**$39.0**	**$50.1**	**$53.3**	**$57.6**
Taxes [2]	0.0	(10.1)	(13.0)	(13.9)	(15.0)
Unlevered Earnings	**($3.9)**	**$28.9**	**$37.1**	**$39.4**	**$42.6**
Depreciation and Amortization (Tax Basis) [1]	13.8	13.8	13.8	12.4	8.0
Capital Expenditures	(1.2)	(5.2)	(8.0)	(8.0)	(8.0)
Change in Net Working Capital	11.4	(1.0)	(1.1)	(1.2)	(1.2)
Restructuring Expense Add-Back [3]	13.1	7.9	0.0	0.0	0.0
Other [4]	(0.0)	(1.7)	(0.6)	(0.2)	0.0
Unlevered Free Cash Flows	**$33.2**	**$42.7**	**$41.3**	**$42.4**	**$41.5**

	Implied 2025E Adjusted EBITDA Terminal Multiple [5]		
Discount Rate	0.00%	1.00%	2.00%
11.00%	6.1x	6.7x	7.5x
11.50%	5.8x	6.4x	7.2x
12.00%	5.6x	6.1x	6.8x
12.50%	5.4x	5.9x	6.5x
13.00%	5.2x	5.7x	6.2x

	Present Value of Cash Flows (2022 - 2025)		PV of Terminal Value Based on Perpetual Growth Rate for 2025 Unlevered Free Cash Flow				Implied Enterprise Value		
Discount Rate			0.00%	1.00%	2.00%		0.00%	1.00%	2.00%
11.00%	$130.6		$264.8	$294.2	$330.1		$395.4	$424.8	$460.7
11.50%	$129.5		$249.5	$276.0	$308.0		$378.9	$405.4	$437.5
12.00%	$128.4	+	$235.5	$259.5	$288.2	=	$363.9	$387.9	$416.6
12.50%	$127.3		$222.7	$244.5	$270.4		$350.0	$371.8	$397.7
13.00%	$126.3		$210.9	$230.8	$254.2		$337.2	$357.1	$380.6

	PV of Terminal Value as a % of Enterprise Value		
Discount Rate	0.00%	1.00%	2.00%
11.00%	67.0%	69.3%	71.7%
11.50%	65.8%	68.1%	70.4%
12.00%	64.7%	66.9%	69.2%
12.50%	63.6%	65.7%	68.0%
13.00%	62.5%	64.6%	66.8%

Note: Present values as of 9/9/21; mid-year convention applied.
1. Reflects depreciation and amortization expense on a tax basis, per SC and IWCO managements.
2. Tax at 26.0%, per SC and IWCO managements.
3. Reflects add-back for restructuring expenses included in SG&A, the impact of which is separately captured in our analyses.
4. Includes 606 adjustment.
5. Implied from corresponding discount rate and perpetual growth rate applied to 2025 unlevered free cash flow.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
EBIT refers to Earnings Before Interest and Taxes.
E refers to Estimated.
PV refers to Present Value.
Source: SC and IWCO managements, IWCO Projections.

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HOULIHAN LOKEY | 24

Page 1. Executive Summary 3 2. Preliminary Financial Analyses Summary 6 3. Preliminary Financial Observations and Analyses 12 IWCO 13 ModusLink 25 4. Preliminary Considerations Related to Proposal 35 5. Appendices 45 6. Disclaimer 52

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW 200+ parties contacted between launch in early 2019 and re - launch in early 2020 Four LOIs received, with offers ranging between ~$15mm – $60mm 1 FY 2020 results reflect profitability turnaround, but certain topline headwinds have surfaced in FY 2021 Certain considerations raised by parties during sales process remain: No clear path to winning new logos and/or top - line growth Complexity of global operations raises scalability concerns Unsustainable lack of investment in the business Preliminary Selected Observations Related to ModusLink General Observations Prior Sales Process Observations Updates Since 3/9/2021 Discussion Open Items & Additional Considerations 1. Documentation of $60 million offer subject to confirmation. Source: SC and ML managements, financial advisor. In recent years, ModusLink management implemented an operating improvement plan involving strategic exits from unprofitable customers and right - sizing its cost structure (including elimination of ~$23mm of direct labor costs) ModusLink has a number of longstanding blue chip customers, but faces substantial customer concentration challenges With successful implementation of cost savings initiatives, ModusLink is focused on sourcing growth through (i) cross - selling at top customers and (ii) adding new logos However, FY 2021 saw year - over - year VAR declines due to the following factors: Continued customer exits Slowing end - market momentum at certain top customers Challenges in converting marketing efforts into new wins (including due to ongoing build - out of sourcing infrastructure) FY 2021 results registered slightly below forecasts as of March 2021, as the shortage in semiconductor chips continued to impact demand at certain top customers FY 21E VAR of $117.0mm vs. $120.4mm (~3% lower) FY 21E gross profit of $47.4mm vs. $48.9mm (~3% lower) FY 21E Adj. EBITDA of $16.9mm vs. $18.6mm (~9% lower) ModusLink continues to identify new prospects but has not to date converted on material new wins Medium - to - long term outlook remains unchanged, with no changes to financial projections FY 2021 results are shown on a preliminary basis and will be finalized towards the end of September ModusLink management is preparing its FY 2022 budget, which will be finalized towards the end of September Steel Connect management has indicated that, assuming solid financial performance, sufficient liquidity and compliance with existing credit facilities, a distribution of up to $10mm of cash from ModusLink to Steel Connect is likely in FY 2022 Steel Connect management will continue to periodically consider amendments to the existing credit facility to permit cash distributions from ModusLink to Steel Connect 26

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW (dollars in millions) Fiscal Year Ended July 31, Fiscal Year Ending July 31, CAGR CAGR 2019 2020 2021 2022E 2023E 2024E 2025E 2019 to 2021 2021 to 2025E Revenue $332.9 $338.5 $226.0 $236.5 $240.3 $249.5 $259.3 -17.6% 3.5% Growth % 1.7% -33.2% 4.6% 1.6% 3.8% 3.9% Cost of Materials (191.4) (190.3) (109.0) (114.9) (116.8) (121.3) (126.0) VAR $141.5 $148.2 $117.0 $121.6 $123.5 $128.3 $133.3 -9.1% 3.3% Growth % 4.7% -21.1% 3.9% 1.6% 3.8% 3.9% % of Revenue 42.5% 43.8% 51.8% 51.4% 51.4% 51.4% 51.4% Cost of Goods Sold (106.0) (84.4) (69.5) (72.0) (74.1) (77.0) (80.0) Gross Profit $35.5 $63.8 $47.4 $49.6 $49.4 $51.3 $53.3 15.6% 3.0% % of Revenue 10.7% 18.8% 21.0% 21.0% 20.6% 20.6% 20.6% % of VAR 25.1% 43.0% 40.6% 40.8% 40.0% 40.0% 40.0% Operating Expenses (39.3) (35.8) (37.9) (35.4) (35.4) (35.4) (35.4) Depreciation and Amortization 5.6 4.1 3.4 3.5 3.5 3.5 3.5 Total Adjustments [1] 7.2 2.4 4.0 0.0 0.0 0.0 0.0 Adjusted EBITDA $9.1 $34.4 $16.9 $17.7 $17.5 $19.4 $21.4 36.7% 6.0% Growth % 279.7% -50.8% 4.6% -1.1% 10.8% 10.3% % of Revenue 2.7% 10.2% 7.5% 7.5% 7.3% 7.8% 8.3% % of VAR 6.4% 23.2% 14.5% 14.6% 14.2% 15.1% 16.1% Depreciation and Amortization (5.6) (4.1) (3.4) (3.5) (3.5) (3.5) (3.5) Adjusted EBIT $3.4 $30.3 $13.5 $14.2 $14.0 $15.9 $17.9 99.1% 7.3% Growth % 788.2% -55.4% 4.9% -1.3% 13.5% 12.6% % of Revenue 1.0% 8.9% 6.0% 6.0% 5.8% 6.4% 6.9% ModusLink Historical and Projected Financial Information 1. Total Adjustments: Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non - recurring ite ms; CAGR refers to Compound Annual Growth Rate; E refers to Estimated; FY refers to Fiscal Year; NA refers to not available; NMF refers to not meaningful figure; VAR refers to Value - Added Revenue. Source: SC and ML managements, historical figures per SC and ML managements and public filings; projected figures per ML Proj ect ions. After stabilizing in FY 2019 – FY 2020 , VAR declined by ~ 21 % in FY 2021 as a result of (i) customer exits and (ii) organic volumes declines at certain top customers . VAR is expected to stabilize again, growing at ~ 3 . 3 % over the projection period . Gross profit nearly doubled between FY 2019 and FY 2020 amid a management program to cut direct labor costs and exit unprofitable accounts, with gross margins generally projected to remain elevated (at levels approximating FY 2021 performance) . ModusLink management is forecasting that Adjusted EBITDA will grow at a CAGR of ~ 6 . 0 % after FY 2021 , driven primarily by (i) new business VAR outpacing erosion in the baseline business and (ii) continued cost discipline supporting elevated profit margins . C B A Selected Commentary C A B Severance 1.0 3.1 (0.1) 0.0 0.0 0.0 0.0 Provision for Asset Impairment 3.0 0.0 0.0 0.0 0.0 0.0 0.0 Bad Debt Expense 0.9 0.2 (0.1) 0.0 0.0 0.0 0.0 Cyber-Attack Impact 1.5 (0.7) 0.0 0.0 0.0 0.0 0.0 Penalties & Fines 0.8 (0.2) (0.0) 0.0 0.0 0.0 0.0 SAP Project Costs 0.0 0.0 2.6 0.0 0.0 0.0 0.0 France / Hungary Non-Cash Charge 0.0 0.0 1.6 0.0 0.0 0.0 0.0 Total Adjustments $7.2 $2.4 $4.0 $0.0 $0.0 $0.0 $0.0 27

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW $45 $31 $42 $20 $33 $26 $12 $8 $10 $3 $5 $5 $7 $10 $10 $89 $80 $36 $35 $67 $87 $19 $43 $20 - $4 $36 $0 $6 $5 $5 FY 2011 FY 2012 FY 2013 FY 2014 FY 2015 FY 2016 FY 2017 FY 2018 FY 2019 FY 2020 FY 2021 FY 2022E FY 2023E FY 2024E FY 2025E Erosion has exceeded new business in 9 of the last 11 years ModusLink Long - Term Value Added - Revenue (VAR) Performance 1. Defined as the market value of goods and services produced by the industry minus the cost of goods and services used in produ c tion. Also described as the industry’s contribution to GDP, or profit plus wages and depreciation, per IBIS World; 2. Refers to fiscal years for ModusLink and calendar years for industry data; 3. Represents 9 - year (CY 2011 – 2020) CAGR due to unavailability of CY 2010 data. CAGR refers to Compound Annual Growth Rate; E refers to Estimated; FY refers to Fiscal Year; VAR refers to Value - Added Revenue. Source: SC and ML managements, IBIS World, World Bank, historical figures per SC and ML managements and public filings, projected figures per ML Projections . ModusLink VAR vs. Third Party Logistics Industry Value Added (“IVA”) 1 (VAR dollars in millions; IVA dollars in billions) VAR: New Business vs. Erosion (dollars in millions) New Business Erosion VAR IVA / / New Business refers to new customers or new programs with existing customers Erosion refers to VAR declines from existing customer programs $390 $346 $298 $304 $289 $254 $193 $186 $151 $142 $148 $117 $122 $124 $128 $133 $35 $36 $37 $37 $38 $39 $41 $46 $49 $50 $52 $54 $56 $58 $61 $- $100.0 $200.0 $300.0 $400.0 $500.0 $600.0 $700.0 $800.0 $900.0 $1,000.0 FY 2010 FY 2011 FY 2012 FY 2013 FY 2014 FY 2015 FY 2016 FY 2017 FY 2018 FY 2019 FY 2020 FY 2021 FY 2022E FY 2023E FY 2024E FY 2025E $0.0 $10.0 $20.0 $30.0 $40.0 $50.0 $60.0 $70.0 CAGRs 2 VAR IVA 10 - Year (2010 – 2020) (9.2%) 4.0% 3 5 - Year (2015 – 2020) (10.2%) 5.6% 4 - Year (2021 – 2025E) 3.3% 4.4% 28

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW ModusLink Profitability Observations 1. Data shown for FY 2010 – FY 2017 represents information for the entire company (prior to the acquisition of IWCO). E refers to Estimated; FY refers to Fiscal Year; VAR refers to Value - Added Revenue. Source: Hi storical figures per SC and ML managements and public filings; projected figures per ML Projections . Gross Profit 1 (dollars in millions) Gross Margins 1 Gross Profit as % of Revenue / Gross Profit as % of VAR / $111 $81 $69 $74 $75 $54 $25 $36 $32 $36 $64 $47 $50 $49 $51 $53 FY 2010 FY 2011 FY 2012 FY 2013 FY 2014 FY 2015 FY 2016 FY 2017 FY 2018 FY 2019 FY 2020 FY 2021 FY 2022E FY 2023E FY 2024E FY 2025E 12% 10% 10% 10% 10% 10% 5% 8% 9% 11% 19% 21% 21% 21% 21% 21% 28% 23% 23% 24% 26% 21% 13% 20% 21% 25% 43% 41% 41% 40% 40% 40% FY 2010 FY 2011 FY 2012 FY 2013 FY 2014 FY 2015 FY 2016 FY 2017 FY 2018 FY 2019 FY 2020 FY 2021 FY 2022E FY 2023E FY 2024E FY 2025E 29

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW $31.9 $63.8 $47.4 $5.0 $1.2 $7.8 $2.3 $0.0 $10.0 $20.0 $30.0 $40.0 $50.0 $60.0 $70.0 FY 18A FY 20A Customer Y Customer Z Customer B Other Net Erosion FY 21A $151.3 $148.2 $117.0 $20.4 $7.8 $11.7 $7.3 $5.2 $7.0 $4.4 $7.7 $7.6 $4.9 $80.0 $100.0 $120.0 $140.0 $160.0 $180.0 $200.0 FY 18A Growth Erosion FY 20A Customer Y Customer Z Customer B Other Net Erosion FY 21A ModusLink FY 2018 to FY 2021 VAR & Gross Profit Bridge FY refers to Fiscal Year; VAR refers to Value - Added Revenue. Source: SC and ML managements, ML Projections. Gross Profit Bridge (dollars in millions) VAR Bridge (dollars in millions) Gross profit growth is attributable to the following factors : (i) elimination of approximately $ 23 million of direct labor costs between FY 2018 and FY 2020 ; (ii) exits from unprofitable customers ; and (iii) organic growth in VAR at certain high margin customers Exits from unprofitable customers Organic growth from existing programs at Customer A and B Customer exits Organic declines in existing programs $31.9 Growth 30

ModusLink: Preliminary Selected Companies Analysis

(dollars in millions, except per share values)

Selected Company	Share Price [2]	Equity Market Value [2,3]	Enterprise Value [2,3]	Enterprise Value [1] to Adjusted EBITDA FY 2021E [4]	FY 2022E [5]	FY 2023E [5]
Celestica Inc.	$9.29	1,289.4	1,377.2	5.3x	4.1x	NA
CJ Logistics Corporation	$147.67	$2,945.2	$4,614.4	6.7x	6.4x	6.0x
Clipper Logistics plc	$12.85	$1,341.4	$1,338.4	21.5x	10.8x	9.3x
Deutsche Post AG	$70.56	87,240.1	90,578.2	8.3x	6.6x	6.5x
FedEx Corporation	$267.09	72,958.0	86,750.0	8.6x	7.4x	6.8x
Flex Ltd.	$19.03	9,620.3	10,706.3	6.5x	6.7x	6.3x
Jabil Inc.	$61.48	9,355.9	10,975.5	5.4x	5.0x	5.1x
Kerry Logistics Network Limited	$3.46	6,265.5	7,209.0	8.1x	7.6x	8.5x
Kuehne + Nagel International AG	$371.47	44,773.3	44,501.2	21.7x	15.7x	16.3x
United Parcel Service, Inc.	$198.19	173,433.2	186,087.2	13.5x	12.1x	11.4x
Wincanton plc	$5.57	709.5	693.0	6.6x	4.8x	4.4x
XPO Logistics, Inc.	$88.53	10,458.2	14,037.2	15.3x	9.2x	9.7x
Low				5.3x	4.1x	4.4x
High				21.7x	15.7x	16.3x
Median				8.2x	7.0x	6.8x
Mean				10.6x	8.0x	8.2x

Note: No company used in this analysis for comparative purposes is identical to ModusLink.
1. *Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.*
2. *Based on closing prices as of 9/2/21.*
3. *Based on diluted shares.*
4. *FY 2021E multiples based on reported LTM June 2021 financials for all of the selected companies, except for Clipper Logistics plc, FedEx Corporation, Kerry Logistics Network Limited, and Wincanton plc, whose financials have been calendarized to ModusLink's fiscal year end of July 31, as well as Jabil Inc., whose multiples are based on FY August 2021 estimates.*
5. *Multiples based on forward looking financial information have been calendarized to ModusLink's fiscal year end of July 31 for all of the selected companies, except for Jabil Inc., whose fiscal year end is August 31.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
E refers to Estimated.
FY refers to Fiscal Year.
Source: Bloomberg, Capital IQ and public filings.

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ModusLink: Preliminary Selected Benchmarking Data

Size (LTM Revenue, millions)	
United Parcel Service, Inc.	$92,466.0
Deutsche Post AG	$87,470.9
FedEx Corporation	$83,959.0
Jabil Inc.	$29,175.7
Kuehne + Nagel International AG	$26,062.0
Flex Ltd.	$25,313.0
XPO Logistics, Inc.	$11,399.5
CJ Logistics Corporation	$9,547.0
Kerry Logistics Network Limited	$8,774.2
Celestica Inc.	$5,592.3
Wincanton plc	$1,689.7
Clipper Logistics plc	$962.7
ModusLink	**$226.0**

Size [1] (Enterprise Value as of 9/2/21, millions)	
United Parcel Service, Inc.	$186,087.2
Deutsche Post AG	$90,578.2
FedEx Corporation	$86,750.0
Kuehne + Nagel International AG	$44,501.2
XPO Logistics, Inc.	$14,037.2
Jabil Inc.	$10,975.5
Flex Ltd.	$10,706.3
Kerry Logistics Network Limited	$7,209.0
CJ Logistics Corporation	$4,614.4
Celestica Inc.	$1,377.2
Clipper Logistics plc	$1,338.4
Wincanton plc	$693.0

Revenue Growth (FY 2019 to FY 2021 Revenue)	
Kerry Logistics Network Limited	28.7%
Clipper Logistics plc	23.1%
United Parcel Service, Inc.	11.3%
FedEx Corporation	10.6%
Kuehne + Nagel International AG	9.3%
XPO Logistics, Inc.	8.8%
Jabil Inc.	8.1%
Deutsche Post AG	7.5%
CJ Logistics Corporation	5.9%
Wincanton plc	3.3%
Flex Ltd.	-1.5%
Celestica Inc.	-4.3%
ModusLink	**-17.6%**

Revenue Growth (FY 2021 to FY 2023E Revenue)	
Clipper Logistics plc	7.8%
Jabil Inc.	4.6%
FedEx Corporation	4.2%
Kuehne + Nagel International AG	4.1%
Flex Ltd.	3.4%
United Parcel Service, Inc.	3.4%
Wincanton plc	3.2%
CJ Logistics Corporation	3.1%
ModusLink	**3.1%**
Kerry Logistics Network Limited	3.0%
Deutsche Post AG	2.9%
XPO Logistics, Inc.	1.9%
Celestica Inc.	*NA*

Adjusted EBITDA Growth (FY 2019 to FY 2021 Adjusted EBITDA)	
Kerry Logistics Network Limited	42.9%
Deutsche Post AG	37.9%
ModusLink	**36.7%**
Clipper Logistics plc	35.8%
Kuehne + Nagel International AG	33.0%
Flex Ltd.	16.9%
Jabil Inc.	15.0%
United Parcel Service, Inc.	14.5%
Celestica Inc.	14.0%
CJ Logistics Corporation	14.0%
FedEx Corporation	12.9%
XPO Logistics, Inc.	8.9%
Wincanton plc	4.9%

Adjusted EBITDA Growth (FY 2021 to FY 2023E Adjusted EBITDA)	
Clipper Logistics plc	23.5%
Wincanton plc	14.5%
Jabil Inc.	12.4%
FedEx Corporation	8.3%
Deutsche Post AG	7.5%
United Parcel Service, Inc.	7.2%
XPO Logistics, Inc.	7.1%
Kuehne + Nagel International AG	5.4%
CJ Logistics Corporation	3.8%
Flex Ltd.	3.8%
ModusLink	**1.7%**
Kerry Logistics Network Limited	-1.8%
Celestica Inc.	*NA*

Profitability (LTM Adjusted EBITDA to LTM Revenue)	
United Parcel Service, Inc.	14.9%
Deutsche Post AG	12.4%
FedEx Corporation	11.6%
XPO Logistics, Inc.	8.1%
Kuehne + Nagel International AG	7.9%
Kerry Logistics Network Limited	7.8%
ModusLink	**7.5%**
CJ Logistics Corporation	7.3%
Flex Ltd.	6.5%
Clipper Logistics plc	6.5%
Jabil Inc.	6.5%
Wincanton plc	5.1%
Celestica Inc.	4.7%

Profitability (FY 2021 to FY 2023 Average Adjusted EBITDA Margin)	
United Parcel Service, Inc.	15.7%
Deutsche Post AG	14.3%
FedEx Corporation	12.7%
Clipper Logistics plc	10.4%
XPO Logistics, Inc.	10.1%
Kerry Logistics Network Limited	10.0%
Kuehne + Nagel International AG	8.9%
Wincanton plc	7.5%
ModusLink	**7.4%**
CJ Logistics Corporation	7.2%
Jabil Inc.	7.0%
Flex Ltd.	6.2%
Celestica Inc.	*NA*

Profitability (LTM Adjusted EBIT to LTM Revenue)	
United Parcel Service, Inc.	11.9%
Deutsche Post AG	10.2%
FedEx Corporation	7.1%
Kuehne + Nagel International AG	6.9%
Kerry Logistics Network Limited	6.2%
ModusLink	**6.0%**
Clipper Logistics plc	5.5%
Wincanton plc	4.3%
Flex Ltd.	4.0%
XPO Logistics, Inc.	3.9%
Jabil Inc.	3.6%
Celestica Inc.	3.0%
CJ Logistics Corporation	2.9%

Profitability (FY 2021 to FY 2023 Average Adjusted EBIT Margin)	
United Parcel Service, Inc.	12.5%
Deutsche Post AG	9.5%
FedEx Corporation	8.2%
Kuehne + Nagel International AG	6.4%
ModusLink	**5.9%**
XPO Logistics, Inc.	5.8%
Clipper Logistics plc	5.8%
Wincanton plc	4.8%
Flex Ltd.	4.4%
Jabil Inc.	4.3%
CJ Logistics Corporation	3.4%
Kerry Logistics Network Limited	*NA*
Celestica Inc.	*NA*

Relative Depreciation (LTM Depr. to LTM Adjusted EBITDA)	
Kuehne + Nagel International AG	11.5%
Wincanton plc	14.7%
Clipper Logistics plc	15.3%
Deutsche Post AG	17.8%
ModusLink	**20.1%**
Kerry Logistics Network Limited	20.4%
United Parcel Service, Inc.	20.6%
Celestica Inc.	35.4%
Flex Ltd.	38.0%
FedEx Corporation	38.8%
Jabil Inc.	44.5%
XPO Logistics, Inc.	51.5%
CJ Logistics Corporation	61.0%

Internal Investment (LTM Capital Expenditures to LTM Revenue)	
Wincanton plc	0.7%
Kuehne + Nagel International AG	0.8%
Celestica Inc.	0.9%
Clipper Logistics plc	1.0%
ModusLink	**1.4%**
Flex Ltd.	1.4%
Kerry Logistics Network Limited	1.9%
CJ Logistics Corporation	2.4%
Jabil Inc.	4.2%
Deutsche Post AG	4.5%
XPO Logistics, Inc.	4.6%
United Parcel Service, Inc.	5.4%
FedEx Corporation	7.0%

Note: No company shown for comparative purposes is identical to ModusLink; certain selected companies do not report VAR.
1. Based on public trading prices of common stock.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items.
Depr. refers to Depreciation.
E refers to Estimated.
LTM refers to the most recently completed 12-month period for which financial information has been made public, other than for ModusLink, in which case LTM refers to Latest 12 Months.
NA refers to Not Available.
Source: Bloomberg, Capital IQ, SC and ML managements, public filings, and ML Projections.

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HOULIHAN LOKEY | 32

ModusLink: Preliminary Selected Transactions Analysis

(dollars in millions)

Announced	Effective	Target	Acquiror	Transaction Value [1]	Transaction Value / LTM Adjusted EBITDA [2]	LTM Adjusted EBITDA Margin % [2]
7/1/2021	Pending	Syncreon.Us Inc.	DP World Limited	$1,200.0	NA	NA
6/30/2021	6/30/2021	Quad Logistics Services, LLC	Mullen Group Ltd.	$40.0	8.0x	NA
4/27/2021	8/16/2021	Agility Global Integrated Logistics	DSV Panalpina A/S	$4,200.0	16.3x	6.2%
5/12/2021	5/12/2021	Lasership, Inc.	American Securities LLC	$1,700.0	13.0x	NA
3/17/2021	3/17/2021	AIT Worldwide Logistics, Inc.	The Jordan Company, L.P.	$1,200.0	NA	NA
12/9/2020	7/7/2021	Ingram Micro Inc.	Platinum Equity, LLC	$7,200.0	6.9x	2.3%
02/19/2020	1/4/2020	Performance Team LLC	A.P. Møller - Mærsk A/S	$545.0	6.1x	17.1%
1/28/2020	3/2/2020	Prime Distribution Services, Inc.	C.H. Robinson Worldwide, Inc.	$225.0	NA	NA
11/5/2018	12/3/2018	CaseStack, Inc.	Hub Group, Inc.	$255.0	11.6x	9.1%
2/17/2015	5/29/2015	APL Logistics Ltd	Kintetsu World Express, Inc.	$1,200.0	15.0x	4.8%
12/15/2014	1/30/2015	FedEx Supply Chain Distribution System, Inc.	FedEx Corporation	$1,380.0	NA	NA
7/29/2014	9/2/2014	New Breed Holding Company	XPO Logistics, Inc.	$615.0	8.0x	12.9%
Low				$40.0	6.1x	2.3%
High				$7,200.0	16.3x	17.1%
Median				$1,200.0	9.8x	7.7%
Mean				$1,646.7	10.6x	8.7%

Note: No company used in this analysis for comparative purposes is identical to ModusLink, and no transaction used in this analysis for comparative purposes is identical to the Proposal.
1. Transaction Value refers to the implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of the announcement.
2. Based on reported metric for the most recent LTM period prior to the announcement of the transaction.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
NA refers to Not Available.
Sources: Capital IQ, public filings, press releases.

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HOULIHAN LOKEY | 33

ModusLink: Preliminary Discounted Cash Flow Analysis

(dollars in millions)

	Projected Fiscal Year Ending July 31, 2022E	2023E	2024E	2025E	Terminal Value Assumptions
Revenue	$236.5	$240.3	$249.5	$259.3	$259.3
Growth %	*4.6%*	*1.6%*	*3.8%*	*3.9%*	
Cost of Materials	(114.9)	(116.8)	(121.3)	(126.0)	(126.0)
Cost of Sales (Goods Sold)	(72.0)	(74.1)	(77.0)	(80.0)	(80.0)
Operating Expenses	(35.4)	(35.4)	(35.4)	(35.4)	(36.9)
Depreciation and Amortization (Book Basis)	3.5	3.5	3.5	3.5	5.0
Adjusted EBITDA	**$17.7**	**$17.5**	**$19.4**	**$21.4**	**$21.4**
% of Revenue	*7.5%*	*7.3%*	*7.8%*	*8.3%*	*8.3%*
Depreciation and Amortization (Tax Basis) [1]	(5.1)	(5.1)	(5.1)	(4.2)	(5.0)
Taxable EBIT	**$12.6**	**$12.4**	**$14.3**	**$17.2**	**$16.4**
Taxes [2]	(3.2)	(3.1)	(3.6)	(4.3)	(4.1)
Unlevered Earnings	**$9.5**	**$9.3**	**$10.7**	**$12.9**	**$12.3**
Depreciation and Amortization (Tax Basis) [1]	5.1	5.1	5.1	4.2	5.0
Capital Expenditures	(4.0)	(5.0)	(5.0)	(5.0)	(5.0)
Change in Net Working Capital	(0.5)	(0.1)	(0.7)	(0.7)	(0.7)
Unlevered Free Cash Flows	**$10.0**	**$9.3**	**$10.1**	**$11.4**	**$11.6**

Discount Rate	Present Value of Cash Flows (2022 - 2025)	+	PV of Terminal Value Based on Perpetual Growth Rate for 2025 Unlevered Free Cash Flow: 0.00%	1.00%	2.00%	=	Implied Enterprise Value: 0.00%	1.00%	2.00%
13.00%	$32.4		$58.9	$64.4	$71.0		$91.3	$96.9	$103.4
13.50%	$32.2		$55.9	$61.0	$66.9		$88.0	$93.1	$99.1
14.00%	$31.9	+	$53.1	$57.7	$63.2	=	$85.0	$89.6	$95.1
14.50%	$31.7		$50.5	$54.8	$59.8		$82.2	$86.4	$91.4
15.00%	$31.4		$48.1	$52.1	$56.6		$79.5	$83.5	$88.0

Discount Rate	Implied 2025E Adjusted EBITDA Terminal Multiple [3]: 0.00%	1.00%	2.00%
13.00%	4.4x	4.8x	5.3x
13.50%	4.3x	4.7x	5.1x
14.00%	4.1x	4.5x	4.9x
14.50%	4.0x	4.3x	4.7x
15.00%	3.9x	4.2x	4.6x

Discount Rate	PV of Terminal Value as a % of Enterprise Value: 0.00%	1.00%	2.00%
13.00%	64.5%	66.5%	68.7%
13.50%	63.5%	65.5%	67.5%
14.00%	62.5%	64.4%	66.4%
14.50%	61.5%	63.4%	65.4%
15.00%	60.5%	62.4%	64.3%

Note: Present values as of 9/9/21; mid-year convention applied.
1. Reflects depreciation and amortization expense on a tax basis, per SC and ML managements.
2. Tax at 25.0%, per SC and ML managements.
3. Implied from corresponding discount rate and perpetual growth rate applied to 2025 unlevered free cash flow.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
EBIT refers to Earnings Before Interest and Taxes.
E refers to Estimated.
PV refers to Present Value.
Source: SC and ML managements, ML Projections.

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HOULIHAN LOKEY | 34

Page 1. Executive Summary 3 2. Preliminary Financial Analyses Summary 6 3. Preliminary Financial Observations and Analyses 12 4. Preliminary Considerations Related to Proposal 35 5. Appendices 45 6. Disclaimer 52

Proposal Overview

- On November 19, 2020, the Board of Directors of the Company received a non-binding expression of interest from Steel Partners to acquire all of the outstanding shares of Company common stock not already owned by Steel Partners (the "Proposal") for consideration consisting of an unspecified mix of cash and Steel Partners publicly traded 6% Series A Preferred Units.
- The Proposal indicated that the value per share of Company common stock implied by the consideration was in the range of $0.65 to $0.72.
  - The high end of the range stated in the Proposal reflects a premium of 2.1% over the Company's closing stock price on November 19, 2020, immediately prior to announcement of the Proposal, while the low end of the range stated by the Proposal reflects a 7.8% discount to the unaffected closing stock price[1].
  - The range stated in the Proposal reflects a discount of ~60%-70% relative to recent trading levels (as shown below).
- The Proposal is conditioned on approval by the Special Committee and a majority of holders of outstanding shares of Company common stock not held by Steel Partners, senior management or their respective affiliates or associates.
- Steel Partners also indicated that it does not intend to sell its interest in the Company or support an alternative extraordinary corporate transaction.

	11/19/2020 [1] Unaffected	9/2/2021 Current	Proposal Premium to Unaffected Low ($0.65)	Proposal Premium to Unaffected High ($0.72)	Proposal Premium to Current Low ($0.65)	Proposal Premium to Current High ($0.72)
1-Day Closing	$0.71	$2.00	(7.8%)	2.1%	(67.5%)	(64.0%)
5-Day VWAP	$0.64	$1.87	1.2%	12.1%	(65.3%)	(61.5%)
10-Day VWAP	$0.61	$1.81	5.9%	17.3%	(64.1%)	(60.2%)
20-Day VWAP	$0.60	$1.78	8.0%	19.6%	(63.4%)	(59.5%)
30-Day VWAP	$0.61	$1.81	6.9%	18.5%	(64.0%)	(60.1%)
3-Month VWAP	$0.60	$1.98	8.4%	20.0%	(67.2%)	(63.7%)
6-Month VWAP	$0.59	$1.94	9.9%	21.8%	(66.4%)	(62.8%)
1-Year VWAP	$0.65	$1.90	(0.2%)	10.6%	(65.8%)	(62.2%)
	11/19/2020[1]	9/2/2021				
52-Week High Closing	$1.88	$2.67	(65.4%)	(73.0%)	(75.7%)	(73.0%)
52-Week Low Closing	$0.46	$0.51	41.3%	40.1%	26.5%	40.1%

Note: VWAP based on cumulative trading activity over designated number of trading days (based on intraday trading) per Bloomberg.
1. Represents the last trading day prior to the date the Proposal was publicly disclosed.
VWAP refers to Volume-Weighted Average Price.
Source: Capital IQ, Bloomberg, public filings.

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HOULIHAN LOKEY | 36

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW 0.0 5.0 10.0 15.0 20.0 25.0 30.0 $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 Volume Price Offer Price Range [3] Daily Volume (millions) Closing Stock Price ($) 1 - Year Unaffected 2 5 - Year Current 3 - Year Current Since Unaffected 2 Since 1/19/21 Average Daily Trading Volume 1 0.17mm 0.14mm 0.18mm 0.41mm 0.44mm Average Daily Trading Value 1 ($mm) $0.12 $0.24 $0.28 $0.85 $1.01 VWAP $0.65 $1.62 $1.54 $2.01 $2.18 High Closing Stock Price 1 $1.88 $2.67 $2.67 $2.67 $2.67 Low Closing Stock Price 1 $0.46 $0.46 $0.46 $0.68 $1.49 Stock Trading History (Last 5 Years) Steel Connect 1. Per Capital IQ. 2. Since 11/19/20, the last trading day prior to the date the Proposal was publicly disclosed. 3. Reflects the per share value range implied by the Proposal. Source: Capital IQ , Bloomberg, public filings. Note: All information as of 9/2/21 close (except where otherwise specified) Proposal Price Range: $0.65 – $0.72 3 Announcement of IWCO Acquisition (12/18/17): $2.19, up from closing stock price of $1.49 one day prior Announcement of Steel Partners Proposal: stock price closed at $0.68 following announcement, down slightly from $0.71 one day prior Elevated trading volumes were observed on January 19, 2021: stock price closed at $1.49, up from $1.09 one day prior; higher trading volumes were observed on Jan. 20 - 21, with stock price closing at $2.67 and $2.64 37

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW Relative Total Shareholder Return Information (Last 3 Years) 1. Since 11/19/20, the last trading day prior to the date the Proposal was publicly disclosed. 2. ModusLink Selected Companies Index includes Celestica, Inc., CJ Logistics Corporation, Clipper Logistics plc, Deutsche Post A G, FedEx Corporation, Flex Ltd., Jabil Inc., Kerry Logistics Network Limited, Kuehne + Nagel International AG, United Parcel Service, Inc., Wincanton plc, and XPO Logistics, Inc. 3. IWCO Selected Companies Index includes Cimpress plc, Dai Nippon Printing Co., Ltd., Deluxe Corporation, Ennis, Inc., Kyodo Pr int ing Co., Ltd., Quad/Graphics, Inc., R.R. Donnelley & Sons Company, Toppan Inc., Transcontinental Inc., Cheil Worldwide Inc., Dentsu Group Inc., Omnicom Group Inc., Publicis Groupe S.A., The Interpublic Gro up of Companies, Inc., WPP plc. Source: Capital IQ as of 9/2/21. Total Shareholder Return -100% -75% -50% -25% 0% 25% 50% 75% 100% 125% Sep-18 Dec-18 Mar-19 Jun-19 Sep-19 Dec-19 Mar-20 Jun-20 Sep-20 Dec-20 Mar-21 Jun-21 Sep-21 Steel Connect, Inc. S&P 500 Index (Total Return) Steel Partners Holdings L.P. ModusLink Selected Companies Index [2] IWCO Selected Companies Index [3] Current Unaffected Three-Year Two-Year Since Unaffected Date [1] Two-Year One-Year Return Return Return Return Return Steel Connect, Inc. -5.7% 10.5% 183.7% -59.2% -50.7% S&P 500 Index (Total Return) 64.9% 61.1% 27.8% 38.4% 17.0% Steel Partners Holdings L.P. 68.1% 121.7% 245.3% -44.8% -30.1% ModusLink Selected Companies Index [2] 60.4% 96.3% 28.4% 40.7% 37.3% IWCO Selected Companies Index [3] -5.0% 11.7% 28.8% -20.3% -21.6% 38

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW -100% -50% 0% 50% 100% 150% 200% 250% 300% 350% 400% 450% 500% Sep-20 Oct-20 Nov-20 Dec-20 Jan-21 Feb-21 Mar-21 Apr-21 May-21 Jun-21 Jul-21 Aug-21 Sep-21 Steel Connect, Inc. Steel Partners Holdings L.P. S&P 500 Index Recent Total Shareholder Return Information (Last 1 Year) Source: Capital IQ as of 9/2/21. Steel Connect vs. Steel Partners vs. S&P 500 Index Total Shareholder Return Steel Partners makes non - binding expression of interest to acquire the remaining interest it did not already own in Steel Connect on 11 / 19 / 20 230.7% 28.2% 303.0% 39

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW 19.3% 32.6% 39.4% 7.7% 0.9% 0.0% 0.0% 0.4 0.7 0.8 0.2 0.0 0.0 0.0 $1.60- $1.70 $1.70- $1.80 $1.80- $1.90 $1.90- $2.00 $2.00- $2.10 $2.10- $2.20 $2.20- $2.30 6.0% 10.1% 12.2% 13.2% 29.8% 27.5% 1.2% 0.4 0.7 0.8 0.9 2.1 1.9 0.1 $1.60- $1.70 $1.70- $1.80 $1.80- $1.90 $1.90- $2.00 $2.00- $2.10 $2.10- $2.20 $2.20- $2.30 0.1% 0.7% 6.4% 4.0% 2.9% 0.8% 3.9% 23.8% 20.6% 21.4% 12.6% 2.9% 0.1 0.6 4.7 2.9 2.1 0.6 2.9 17.6 15.3 15.8 9.3 2.1 Below $0.65 $0.65- $0.72 $0.72- $0.85 $0.85- $1.00 $1.00- $1.25 $1.25- $1.50 $1.50- $1.75 $1.75- $2.00 $2.00- $2.25 $2.25- $2.50 $2.50- $2.75 $2.75- $3.00 Selected Historical Trading Activity Since Proposal Steel Connect Note: Based on the closing price in one - minute intervals as provided by Bloomberg and the amount of volume transacted during tha t intraday window. VWAP refers to Volume - Weighted Average Price. Source: Bloomberg as of 9/2/2021. Trading Activity Since Proposal (11/19/2020) Proposal Range $0.65 - $0.72 per share Volume = 0.6 million shares 0.7% of Total Volume VWAP Volume: 73.9 million VWAP: $2.01 Last Three Months Last One Month VWAP Volume: 6.9 million VWAP: $1.98 Since the Proposal date, ~ 42 . 5 million shares (or ~ 57 . 5% ) have traded above $ 2 . 00 per share . On January 20 - 21 , 2021 , elevated trading levels were observed with ~ 30 million shares trading at a VWAP of $ 2 . 47 . VWAP Volume: 2.1 million VWAP: $1.78 (shares in millions) (shares in millions) (shares in millions) ~ 58 . 5 % of shares have traded above $ 2 . 00 over the last three months, but ~ 0 . 9 % of shares have traded above that level in the last month 40

Ownership Summary

Steel Connect

(shares outstanding in millions)

Holder	As-Converted Shares [1] Shares	% Outstanding	% of Unafilliated
Steel Partners Holdings L.P. [1]	42.3	50.2%	
Warren Lichtenstein (Executive Chairman & Interim CEO) [2]	1.5	1.8%	
Jack Howard (Director) [2]	0.8	1.0%	
Glen Kassan (Vice Chairman)	0.4	0.4%	
Other Current / Former Directors and Executive Officers [3] [4]	2.2	2.7%	
Steel Partners and Other Insiders	**47.3**	**56.0%**	
Renaissance Technologies Corp.	2.5	3.0%	6.8%
GAMCO Investors, Inc. (NYSE:GBL)	2.5	3.0%	6.8%
The Vanguard Group, Inc.	1.8	2.1%	4.8%
BlackRock, Inc. (NYSE:BLK)	1.0	1.2%	2.8%
Solas Capital Management, LLC	0.9	1.0%	2.3%
Bridgeway Capital Management, Inc.	0.3	0.3%	0.7%
Geode Capital Management, LLC	0.2	0.3%	0.6%
Other Public Shareholders	27.9	33.0%	75.0%
Total Public Float [3]	**37.1**	**44.0%**	**100.0%**
Total As-Converted Shares [1]	**84.4**	**100.0%**	

1. Includes (i) 17.9 million shares of common stock underlying the Company's Series C Convertible Preferred Stock and (ii) 6.3 million shares of common stock underlying the Company's Convertible Senior Notes, both of which are owned by Steel Partners, presented on an as-converted basis. Based on total common shares outstanding as of June 1, 2021, per the Company's Form 10-Q for the quarter ended April 30, 2021, as adjusted for certain effects of the Donald Reith litigation settlement described below.
2. Based on shares outstanding as of August 17, 2021 per the Form 4 filings dated August 19, 2021; reflects the surrender of shares by Mr. Lichtenstein and Mr. Howard in connection with the Donald Reith litigation settlement.
3. Source: Capital IQ.
4. Reflects pro forma adjustment to remove 100,000 shares that are expected to be surrendered by Mr. Fejes in connection with the Donald Reith litigation settlement.

Dashed box denotes ownership of Steel Partners' 13D group.

Source: Capital IQ, Bloomberg, public filings.

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Recent Trading Activity by Shareholder

Largest Steel Connect Shareholders (Excluding Steel Partners and Other Insiders)

(dollars and shares in actuals)

Stockholder	Latest Shareholdings	% of Total Float	Net Shares Added / (Deducted) by Quarter Q1 CY 2020	Q2 CY 2020	Q3 CY 2020	Q4 CY 2020	Q1 CY 2021	Q2 CY 2021
Renaissance Technologies Corp.	2,537,400	6.8%	(2,342)	283,239	121,943	293,441	(91,033)	(102,444)
% of Holdings Traded			*(0.1%)*	*13.9%*	*5.3%*	*12.0%*	*(3.3%)*	*(3.9%)*
GAMCO Investors, Inc.	2,533,649	6.8%	-	552,000	1,610,920	(7,422)	(511,799)	(278,050)
% of Holdings Traded			*0.0%*	*47.3%*	*93.7%*	*(0.2%)*	*(15.4%)*	*(9.9%)*
The Vanguard Group, Inc.	1,793,573	4.8%	(89,800)	(102,386)	(146,947)	(21,801)	1,228,031	31,156
% of Holdings Traded			*(10.0%)*	*(12.7%)*	*(20.9%)*	*(3.9%)*	*229.8%*	*1.8%*
BlackRock, Inc.	1,032,621	2.8%	(15,971)	(81,325)	15	1,275	2,180	(72,226)
% of Holdings Traded			*(1.3%)*	*(6.9%)*	*0.0%*	*0.1%*	*0.2%*	*(6.5%)*
Solas Capital Management, LLC	867,736	2.3%	61,695	-	-	-	-	68,368
% of Holdings Traded			*8.4%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*8.6%*
Bridgeway Capital Management, Inc.	274,845	0.7%	-	(250,600)	(43,000)	(35,200)	(46,155)	68,700
% of Holdings Traded			*0.0%*	*(43.1%)*	*(13.0%)*	*(12.2%)*	*(18.3%)*	*33.3%*
Geode Capital Management, LLC	232,624	0.6%	1,045	-	-	-	29,080	13,335
% of Holdings Traded			*0.6%*	*0.0%*	*0.0%*	*0.0%*	*15.3%*	*6.1%*
VWAP During Quarter			$1.21	$0.58	$0.56	$0.74	$2.14	$2.01
High Closing Stock Price During Quarter			$1.57	$0.87	$0.67	$0.98	$2.67	$2.21
Low Closing Stock Price During Quarter			$0.75	$0.46	$0.51	$0.51	$0.77	$1.79

Note: Net Shares Added / (Deducted) is shown through Q2 CY 2021.
CY refers to Calendar Year; NMF refers to not meaningful figure; Q refers to Quarter; VWAP refers to Volume-Weighted Average Price.
Source: Capital IQ, public filings.

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HOULIHAN LOKEY 42

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW Illustrative Premium Observations Implied Per Share Consideration Based on Illustrative Premium to Closing Share Price / VWAP Note: Reference to "Day" is based on trading days and reference to "Month" is based on calendar months. 1. Based on trading information as of 9/2/21. VWAP refers to Volume - Weighted Average Price. Source: Capital IQ, Bloomberg. 43 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% 1-Day Closing $2.00 $2.00 $2.10 $2.20 $2.30 $2.40 $2.50 $2.60 $2.70 5-Day VWAP $1.87 $1.87 $1.96 $2.06 $2.15 $2.25 $2.34 $2.43 $2.53 10-Day VWAP $1.81 $1.81 $1.90 $1.99 $2.08 $2.17 $2.26 $2.35 $2.44 20-Day VWAP $1.78 $1.78 $1.86 $1.95 $2.04 $2.13 $2.22 $2.31 $2.40 30-Day VWAP $1.81 $1.81 $1.90 $1.99 $2.08 $2.17 $2.26 $2.35 $2.44 3-Month VWAP $1.98 $1.98 $2.08 $2.18 $2.28 $2.38 $2.48 $2.58 $2.68 6-Month VWAP $1.94 $1.94 $2.03 $2.13 $2.23 $2.32 $2.42 $2.52 $2.61 Since Proposal (11/19/20) VWAP $2.01 $2.01 $2.11 $2.21 $2.31 $2.41 $2.51 $2.61 $2.71 12-Month VWAP $1.90 $1.90 $2.00 $2.09 $2.19 $2.28 $2.38 $2.47 $2.57 52-week High Closing Price $2.67 $2.67 $2.80 $2.94 $3.07 $3.20 $3.34 $3.47 $3.60 52-week Low Closing Price $0.51 $0.51 $0.54 $0.57 $0.59 $0.62 $0.64 $0.67 $0.69 Illustrative Premium to Closing Share Price / VWAP Closing Share Price / VWAP [1] Note: The sensitivities shown are intended to be for illustrative purposes only, and are not intended to be indicative of or pro vide any conclusions regarding valuation.

Preliminary Overview of Potential Alternatives

- Certain potential alternatives to a transaction with Steel Partners include but are not limited to the following:
  - Status Quo
  - Sale of one or both businesses to one or more third-parties
  - Recapitalization
  - Acquisitions
  - Share Repurchases / Dividends

- Preliminary considerations related to certain alternatives include but are not limited to the following:
  - Steel Partners has indicated that it does not intend to sell its holdings of Company common stock or vote in favor of any alternative sale, merger or similar transaction involving the Company
  - Universe of potential buyers for Steel Connect likely to be limited given that IWCO and ModusLink are distinct businesses with little to no overlap in business models, services provided, customers served and end markets
  - Steel Connect has been exploring the potential sale of the ModusLink business for several years (including via broad market outreach in early 2019 and a follow-on process in early 2020), but has not received any proposals above $60 million[1]
  - IWCO faces refinancing risk related to ~$365 million of debt that matures in December 2022 – the business has faced significant headwinds over the last 1-2 years due to secular industry challenges, departures of key management and sales personnel, and resulting customer attrition and volume reductions. IWCO has launched a "competitive improvement plan" to stabilize the business, but its existing capital structure may present challenges to operating flexibility and ability to effectuate a strategic repositioning towards digital and omni-channel offerings
  - The Company has been in discussions with lenders regarding an amendment and maturity extension to its term loan facility at IWCO, but has not yet reached an agreement
  - The Company has limited ability to support incremental leverage to facilitate potential acquisitions or capital return opportunities (i.e., stock buybacks, dividends, etc.) and has not made material distributions to common stockholders or engaged in a material stock buyback since 2011

1. Documentation of $60 million subject to confirmation.
Source: SC, IWCO and ML managements, advisors.

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HOULIHAN LOKEY | 44

Page 1. Executive Summary 3 2. Preliminary Financial Analyses Summary 6 3. Preliminary Financial Observations and Analyses 12 4. Preliminary Considerations Related to Proposal 35 5. Appendices 45 Supplemental Financial Analysis Schedules 46 Form of Consideration Observations 48 6. Disclaimer 52

Page 1. Executive Summary 3 2. Preliminary Financial Analyses Summary 6 3. Preliminary Financial Observations and Analyses 12 4. Preliminary Considerations Related to Proposal 35 5. Appendices 45 Supplemental Financial Analysis Schedules 46 Form of Consideration Observations 48 6. Disclaimer 52

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW Present Value of Corporate Costs Note: Present values as of 9/9/21; mid - year convention applied. Discount Rate range informed by 11% to 13% discount rate range u sed for IWCO and 13% to 15% discount rate range used for ModusLink. 1. Includes salary and wages for employees at Steel Connect (primarily related to corporate accounting and audit work) as wel l a s Steel Partners shared services fee, which reflects salaries of Steel Partners employees based on allocation of time for functions performed for the benefit of Steel Connect. 2. Includes legal fees, investor relations fees, and stock market fees, among other professional fees. E refers to Estimated. Source: SC management, SC Projections. (dollars in millions) Projected Fiscal Year Ending July 31, 2022E 2023E 2024E 2025E Management Salary and Wages [1] ($3.7) ($3.7) ($3.7) ($3.8) Board Fees ($1.1) ($1.1) ($1.2) ($1.2) Other Professional Fees [2] ($1.5) ($1.5) ($1.6) ($1.6) Tax and Other Expenses ($0.8) ($0.8) ($0.8) ($0.8) Total Corporate Operating Expenses ($7.1) ($7.2) ($7.3) ($7.4) Taxes @ 26.0% $1.8 $1.9 $1.9 $1.9 Tax-Effected Corporate Expenses ($5.3) ($5.3) ($5.4) ($5.4) Present Value PV of Terminal Value Based of Cash Flows on Perpetual Growth Rate for (2022 - 2025) 2025 Tax-Effected Corporate Expenses Discount Rate 0.00% 1.00% 2.00% 0.00% 1.00% 2.00% 11.00% ($17.6) ($34.8) ($38.6) ($43.3) ($52.4) ($56.3) ($61.0) 12.00% ($17.4) ($30.9) ($34.1) ($37.8) ($48.3) ($51.4) ($55.2) 13.00% ($17.1) + ($27.7) ($30.3) ($33.4) = ($44.8) ($47.4) ($50.5) 14.50% ($16.7) ($23.7) ($25.8) ($28.1) ($40.4) ($42.5) ($44.8) 15.00% ($16.6) ($22.6) ($24.5) ($26.6) ($39.2) ($41.0) ($43.2) Implied Present Value of Tax-Effected Corporate Expenses 47

Page 1. Executive Summary 3 2. Preliminary Financial Analyses Summary 6 3. Preliminary Financial Observations and Analyses 12 4. Preliminary Considerations Related to Proposal 35 5. Appendices 45 Supplemental Financial Analysis Schedules 46 Form of Consideration Observations 48 6. Disclaimer 52

Steel Partners Series A Preferred Units

Summary of Selected Key Terms

Issuer	Steel Partners Holdings L.P.
Issuance History	• ~2.5 million units issued during 2017 in connection with acquisition of Steel Excel • ~5.4 million units issued during 2017 in connection with acquisition of Handy & Harman • ~0.2 million units issued during 2018 in connection with acquisition of WebFinancial • ~1.6 million units redeemed by Steel Partners in cash in February 2020
Current Number of Units Outstanding[1]	6,422,128
Liquidation Preference	$25.00 per unit; $160.6 million in aggregate[1]
Dividend	6.0% cumulative dividend, payable quarterly in cash or PIK
Maturity Date	February 7, 2026
Redemption	Can be redeemed by Steel Partners at any time based on liquidation preference (including any accrued or unpaid dividends) either in cash or in the form of Steel Partners common units (based on the 60-day VWAP at the time of redemption)
Conversion	n/a
Voting Rights	None

1. As of 6/30/21 based on Steel Partners Holdings L.P. Form 10-Q.
VWAP refers to Volume Weighted Average Price.
PIK refers to Payment-In-Kind.
Sources: Public filings and Capital IQ.

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HOULIHAN LOKEY | 49

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW 0.00 0.05 0.10 0.15 0.20 0.25 0.30 0.35 0.40 0.45 $10.00 $15.00 $20.00 $25.00 $30.00 Sep-18 Dec-18 Mar-19 Jun-19 Sep-19 Dec-19 Mar-20 Jun-20 Sep-20 Dec-20 Mar-21 Jun-21 Sep-21 Daily Trading Volume Steel Partners Series A Preferred Units Current Unit Price [1] Closing Unit Price (dollars per unit ) Daily Volume (millions) Steel Partners Series A Preferred Units Trading History (Last Three Years) 1. As of 9/2/21 close. 2. Source: Bloomberg. VWAP based on cumulative trading activity over designated number of trading days (based on intraday tra din g). VWAP refers to Volume Weighted Average Price. Sources: Capital IQ and Bloomberg as of 9/2/21. Current Unit Price: $23.49 (94.0% of Par) 1 1 - Day 10 - Day 20 - Day 1 - Month 3 - Month 6 - Month 12 - Month $23.51 94.0% of Par $23.58 94.3% of Par $23.59 94.4% of Par $23.53 94.1% of Par $23.20 92.8% of Par $21.26 85.0% of Par $20.93 83.7% of Par (dollars per unit) Historical VWAP 2 120% of Par 100% of Par 80% of Par 60% of Par 40% of Par 50

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW Steel Partners Trading History (Last 3 Years) Relative Performance of Common Units vs. Series A Preferred Units 1. Source: Bloomberg. VWAP based on cumulative trading activity over designated number of trading days (based on intraday tra din g). VWAP refers to Volume Weighted Average Price. Sources: Capital IQ and Bloomberg as of 9/2/21. -100% -75% -50% -25% 0% 25% 50% 75% 100% 125% Sep-18 Dec-18 Mar-19 Jun-19 Sep-19 Dec-19 Mar-20 Jun-20 Sep-20 Dec-20 Mar-21 Jun-21 Sep-21 Steel Partners Common Units Steel Partners Series A Preferred Units Selected Trading Statistics Steel Partners Common Units Steel Partners Series A Preferred Units Current Price $28.49 $23.49 (94.0% of par) 1 - Month VWAP 1 $30.85 $23.53 (94.1% of par) 3 - Month VWAP 1 $29.15 $23.20 (92.8% of par) 90 - Day Average Daily Trading Volume ~38.0k shares ~13.6k shares 90 - Day Average Daily Trading Value $1.121 million $0.317 million Indexed Price 68.1% 3.1% 3-Year Price Performance (9/2/18 - 9/2/21) Steel Partners Common Units: 68.1% Steel Partners Series A Preferred Units: 3.1% 2-Year Price Performance (9/2/19 - 9/2/21) Steel Partners Common Units: 121.7% Steel Partners Series A Preferred Units: 12.9% 1-Year Price Performance (9/2/20 - 9/2/21) Steel Partners Common Units: 303.0% Steel Partners Series A Preferred Units: 32.8% 51

Page 1. Executive Summary 3 2. Preliminary Financial Analyses Summary 6 3. Preliminary Financial Observations and Analyses 12 4. Preliminary Considerations Related to Proposal 35 5. Appendices 45 6. Disclaimer 52

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of Steel Connect, Inc . (the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company . This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith . Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials . The materials are for discussion purposes only . Houlihan Lokey expressly disclaims any and all liability, whether direct or indirect, in contract or tort or otherwise, to any person in connection with the materials . The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Committee, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee . The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey’s express prior written consent . Notwithstanding any other provision herein, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and structure . However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws . For this purpose, the tax treatment of a transaction is the purported or claimed U . S . income or franchise tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U . S . income or franchise tax treatment of the transaction . If the Company plans to disclose information pursuant to the first sentence of this paragraph, the Company shall inform those to whom it discloses any such information that they may not rely upon such information for any purpose without Houlihan Lokey’s prior written consent . Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters . Houlihan Lokey’s role in reviewing any information was limited solely to performing such a review as it deemed necessary to support its own advice and analysis and was not on behalf of the Committee . The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials . Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials, except as may be expressly contemplated by Houlihan Lokey’s engagement letter . The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required . The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party . The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Board, the Committee, the Company, any security holder of the Company or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any assets or securities of any company . Houlihan Lokey’s only opinion is the opinion, if any, that is actually delivered to the Committee . In preparing the materials Houlihan Lokey has acted as an independent contractor and nothing in the materials is intended to create or shall be construed as creating a fiduciary or other relationship between Houlihan Lokey and any party . The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates . The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description . Furthermore, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor . Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques . Accordingly, the analyses contained in the materials must be considered as a whole . Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view . The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction . Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable . Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold . The materials do not constitute a valuation opinion or credit rating . The materials do not address the consideration to be paid or received in, the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise . Furthermore, the materials do not address the fairness of any portion or aspect of the Transaction to any party . In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any law . Disclaimer 53

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable . The budgets, projections and estimates (including, without limitation, estimates of potential cost savings and synergies) contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material . 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